Exhibit 10.8

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Execution Version

Confidential

License Agreement

This Agreement is entered into with effect as of the Effective Date (as defined below)

by and between

F. Hoffmann-La Roche Ltd

with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche Basel”)

and

Genentech, Inc.

with an office and place of business at 1 DNA Way, South San Francisco, California 94080, U.S.A. (“Genentech”; Roche Basel and Genentech together referred to as “Roche”)

on the one hand

and

Atea Pharmaceuticals, Inc.

with an office and place of business at 125 Summer Street, Boston, Massachusetts 02110, U.S.A. (“Atea”)

on the other hand.

Table of Contents

1.	Definitions		1
	1.1	Accounting Standards	1
	1.2	Affiliate	1
	1.3	Agreement	2
	1.4	Agreement Term	2
	1.5	API	2
	1.6	Applicable Law	2
	1.7	Atea Base Patent Rights	2
	1.8	Atea Know-How	2
	1.9	Atea Ongoing Studies	2
	1.10	Atea Patent Rights	2
	1.11	Atea Territory	2
	1.12	Back-Up Compound	2
	1.13	Calendar Quarter	3
	1.14	Calendar Year	3
	1.15	cGMP	3
	1.16	Change of Control	3
	1.17	Change of Control Group	3
	1.18	Clinical Study	3
	1.19	CMO	3
	1.20	Combination Product	3
	1.21	Commercially Reasonable Efforts	4
	1.22	Companion Diagnostic	4
	1.23	Completion	4
	1.24	Composition of Matter Claim	4
	1.25	Compound	4
	1.26	Compulsory Sublicense Compensation	4
	1.27	Confidential Information	4
	1.28	Continuation Election Notice	5
	1.29	Control	5
	1.30	Cover	5
	1.31	COVID19	5
	1.32	Drug Product	5
	1.33	Drug Substance	5
	1.34	Effective Date	5
	1.35	EU	5
	1.36	Excluded Claim	5
	1.37	Expert	5
	1.38	FDA	6
	1.39	FDCA	6
	1.40	Field	6
	1.41	First Commercial Sale	6
	1.42	First Generation Process	6
	1.43	FTE	6
	1.44	FTE Costs	6
	1.45	Fully Burdened Manufacturing Cost	6
	1.46	Generic Product	6
	1.47	Global Development Plan	7
	1.48	Global Development Plan Budget	7
	1.49	Handle	7
	1.50	HCV Combination Use	7

- ii -

1.51	HCV Combination Use Studies	7
1.52	Hospitalized Patients	7
1.53	IFRS	7
1.54	IND	7
1.55	Indication	7
1.56	Indirect Taxes	7
1.57	Initial Year	7
1.58	Initiation	8
1.59	Insolvency Event	8
1.60	Invention	8
1.61	Joint Know-How	8
1.62	Joint Patent Rights	8
1.63	JOT	8
1.64	JSC	8
1.65	Know-How	8
1.66	Lead Compound	8
1.67	Lead Product	8
1.68	Manufacturing Third Party Rights	9
1.69	New Drug Application	9
1.70	Net Sales	9
1.71	Non-Manufacturing Third Party Rights	9
1.72	Out of Pocket Expenses	9
1.73	Out-Patients	10
1.74	Party	10
1.75	Patent Product	10
1.76	Patent Rights	10
1.77	Phase I Study	10
1.78	Phase II Study	10
1.79	Phase III Study	10
1.80	Phase IV Study	10
1.81	Post-Approval Commitment Studies	10
1.82	Product	10
1.83	Qualifying Second Generation Batch	11
1.84	Regulatory Approval	11
1.85	Regulatory Authority	11
1.86	Respective Territory	11
1.87	Roche Group	11
1.88	Roche Inability to Supply	11
1.89	Roche Know-How	11
1.90	Roche Patent Rights	11
1.91	Roche Royalty Territory	11
1.92	Roche Territory	11
1.93	Royalty Exclusion Countries	12
1.94	Royalty Term	12
1.95	Sales	12
1.96	SARS-COV-2	12
1.97	Second Generation Process	12
1.98	Stockpiling	12
1.99	Sublicensee	12
1.100	Territory	12
1.101	Therapeutic Use Claim	13
1.102	Third Party	13

- iii -

	1.103	US	13
	1.104	US$	13
	1.105	Valid Claim	13
	1.106	Additional Definitions	15

2.	Grant of License		15

	2.1	Licenses	16
	2.2	Sublicense	17
	2.3	Atea Right to Request U.S. Co-Promotion	17

3.	Subcontracting		18

4.	Exclusivity		18

5.	Governance		18
	5.1	Joint Steering Committee	18
	5.2	Members	18
	5.3	Responsibilities of the JSC	19
	5.4	Meetings	19
	5.5	Minutes	19
	5.6	Decisions	20
	5.7	Subcommittees (JOC and JMC)	20
	5.8	Joint Operational Teams	23
	5.9	Information Exchange	23
	5.10	Alliance Director	23
	5.11	Limitations of Authority	23
	5.12	Expenses	23
	5.13	Lifetime	23

6.	Development		23

	6.1	Atea Ongoing Studies	23
	6.2	Global Development Plan	23
	6.3	Additional Clinical Studies and Other Studies	24
	6.4	Intravenously-Administered Formulation of Lead Compound	24
	6.5	Development Records	25
	6.6	Back-Up Compounds	25

7.	Regulatory		25

	7.1	Responsibility	25
	7.2	Pharmacovigilance Agreement	27

8.	Manufacture and Supply		27

	8.1	Clinical Supply of Product and Technology Transfer	27
	8.2	Commercial Supply of Products	28
	8.3	Manufacturing Process Development and Specifications	28
	8.4	Supply for Retained Indications	29

9.	Commercialization		29

	9.1	Responsibility	29
	9.2	Pricing	29
	9.3	Diligence	33

10.	Payment		30

	10.1	Initiation Payment	30
	10.2	Development and Regulatory Event Payments	30
	10.3	Sales Based Events	31
	10.4	Royalty Payments	31
	10.5	Payments for Products containing [***]	32
	10.6	Third Party Payments	33
	10.7	Disclosure of Payments	33

11.	Accounting and reporting		33

- iv -

	11.1	Timing of Royalty Payments	33
	11.2	Late Payment	33
	11.3	Method of Payment	33
	11.4	Currency Conversion	33
	11.5	Blocked Currency	34
	11.6	Royalty Reporting	34
	11.7	Reimbursement	34

12.	Taxes		35

	12.1	Indirect Taxes	35
	12.2	Tax Withholding	35
	12.3	Assistance	35
	12.4	Tax Documentation	35
	12.5	Tax Information	35

13.	Auditing		35

	13.1	Atea Right to Audit	35
	13.2	Audit Reports	36
	13.3	Over-or Underpayment	36

14.	Intellectual Property		37

	14.1	Ownership of Inventions and Collaboration Know-How	37
	14.2	German Statute on Employee Inventions	38
	14.3	Trademarks	38
	14.4	Prosecution of Atea Patent Rights	38
	14.5	Abandonment of Atea Patent Rights	38
	14.6	Prosecution of Roche Patent Rights Claiming Roche Inventions	38
	14.7	Abandonment of Roche Patent Rights Claiming Roche Inventions	39
	14.8	Prosecution of Joint Patent Rights	39
	14.9	Abandonment of Joint Patent Rights	39
	14.10	Patent Coordination Team	39
	14.11	[***]	39
	14.12	CREATE Act	41
	14.13	Infringement	41
	14.14	Defense	41
	14.15	Third Party Licenses	41
	14.16	Common Interest Disclosures	42
	14.17	Hatch-Waxman	42
	14.18	Patent Term Extensions	42

15.	Representations and Warranties		43

	15.1	Atea Representations and Warranties	43
	15.2	Mutual Representations and Warranties	44
	15.3	No Other Representations and Warranties	45

16.	Indemnification		45

	16.1	Indemnification by Roche	45
	16.2	Indemnification by Atea	46
	16.3	Procedure	46

17.	Liability		46

	17.1	Limitation of Liability	46

18.	Obligation Not to Disclose Confidential Information		46

	18.1	Non-Use and Non-Disclosure	46
	18.2	Permitted Disclosure	46
	18.3	Press Releases	46
	18.4	Publications	46
	18.5	Commercial Considerations	47
	18.6	Complying with Applicable Law or Judicial Process	48

- v -

19.	Term and Termination		48

	19.1	Commencement and Term	48
	19.2	Termination	48
	19.3	Consequences of Termination	49
	19.4	Survival	52

20.	Bankruptcy		53

21.	Miscellaneous		53

	21.1	Governing Law	53
	21.2	Disputes	53
	21.3	Arbitration	53
	21.4	Assignment	53
	21.5	Effects of Change of Control	54
	21.6	Independent Contractor	54
	21.7	Unenforceable Provisions and Severability	54
	21.8	Waiver	54
	21.9	Interpretation	54
	21.10	Entire Understanding	55
	21.11	Amendments	55
	21.12	Invoices	55
	21.13	Notice	55

- vi -

License Agreement

WHEREAS, Atea has discovered proprietary compounds with antiviral activity, including compound known as AT-527 and potential back-up compounds, and possesses proprietary technology and intellectual property rights relating thereto; and

WHEREAS, Roche has expertise in the research, development, manufacture and commercialization of pharmaceutical and diagnostic products; and

WHEREAS, Roche wishes to develop for commercialization such compounds and explore their potential applications in various therapeutic areas; and

WHEREAS, Atea is willing to grant to Roche exclusive rights to use certain of its intellectual property rights to research, develop, register, use, import, export, market, distribute, and sell Compounds, Products and Companion Diagnostics in the Roche Territory for use in the Field, non-exclusive rights to make, import, and export Compounds, Products and Companion Diagnostics in the Field in the Territory for use in the Field, and non-exclusive rights to research and develop Compounds, Products and Companion Diagnostics in the Atea Territory for use in the Field (as such terms are respectively defined below), as contemplated herein; and

WHEREAS, Roche and Atea agree that Roche and Atea will perform certain activities to develop, manufacture and commercialize Compounds and Products, as contemplated herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 Accounting Standards

The term “Accounting Standards” shall mean with respect to a given Party, its Affiliate, or its Sublicensee, either (a) IFRS or (b) United States generally accepted accounting principles (GAAP), in either case, as currently used at the applicable time by, and as consistently applied by, such applicable Party or its Affiliate or Sublicensee.

1.2 Affiliate

The term “Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. Anything to the contrary in this paragraph notwithstanding, [***].

1.3 Agreement

The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be added or amended from time to time in accordance with the provisions of this Agreement.

1.4 Agreement Term

The term “Agreement Term” shall mean the period of time commencing on the Effective Date and, unless this Agreement is terminated sooner as provided in Article 19, expiring on the date when no royalty or other payment obligations under this Agreement are or will become due.

1.5 API

The term “API” shall mean the Compound as pharmaceutically active agent that is used for manufacturing the Product.

1.6 Applicable Law

The term “Applicable Law” shall mean any law, statute, ordinance, code, rule or regulation that has been enacted by a government authority (including without limitation, any Regulatory Authority) and is in force as of the Effective Date or comes into force during the Agreement Term, in each case to the extent that the same is applicable to the performance by the Parties of their respective obligations under this Agreement.

1.7 Atea Base Patent Rights

The term “Atea Base Patent Rights” shall mean Patent Rights in the Territory that are Controlled by Atea at the Effective Date, said Patent Rights being exhaustively listed in Appendix 1.7.

1.8 Atea Know-How

The term “Atea Know-How” shall mean the Know-How that Atea Controls at the Effective Date and during the Agreement Term relating to or arising from the discovery, manufacture, development or commercialization of or necessary or reasonably useful to discover, manufacture, develop or commercialize a Product.

1.9 Atea Ongoing Studies

The term “Atea Ongoing Studies” shall mean the non-clinical studies and Clinical Studies that are being conducted by Atea with respect to Compounds and Products as of the Effective Date, [***]. The Atea Ongoing Studies are described in Appendix 1.9.

1.10 Atea Patent Rights

The term “Atea Patent Rights” shall mean the Patent Rights that Atea Controls, relating to or arising from the discovery, manufacture, development or commercialization of or Covering a Product. The term Atea Patent Rights shall include Atea Base Patent Rights.

1.11 Atea Territory

The term “Atea Territory” shall mean the US.

1.12 Back-Up Compound

The term “Back-Up Compound” shall mean a molecule other than the Lead Compound, [***] and that:

a)	(i) [***], or (ii) has [***]; and/or

b)	is an [***] of a compound described in subclause (a) above,

in each case a) and b), that was generated by or on behalf of Atea, or that is otherwise proprietary to and Controlled by Atea, at the Effective Date or during the Agreement Term.

1.13 Calendar Quarter

The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

1.14 Calendar Year

The term “Calendar Year” shall mean the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31.

1.15	cGMP

The term “cGMP” means the regulatory requirements for current good manufacturing practices promulgated by the FDA under the FD&C Act, 21 C.F.R. §§ 210, 211 and 600 et seq. and under the PHS Act, 21 C.F.R. §§ 600-610, as the same may be amended from time to time and with respect to the Product, the corresponding or similar laws, rules and regulations of those jurisdictions in which the Product is sold.

1.16	Change of Control

The term “Change of Control” shall mean, with respect to a Party: (a) the acquisition by any Third Party of beneficial ownership of fifty percent (50%) or more of the then outstanding common shares or voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (b) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity resulting from such business combination; or (c) the sale of all or substantially all of such Party’s assets or business relating to the subject matter of the Agreement; provided, however, that notwithstanding (a) through (c) above, a sale or issuance of a Party’s securities in an equity financing for capital raising purposes, including a public offering of securities, shall not constitute a Change of Control.

1.17  Change of Control Group

The term “Change of Control Group” shall mean with respect to a Party, the person or entity, or group of persons or entities, that is the acquirer of, or a successor to, a Party in connection with a Change of Control, together with affiliates of such persons or entities that are not Affiliates of such Party immediately prior to the completion of such Change of Control of such Party.

1.18 Clinical Study

The term “Clinical Study” shall mean a Phase I Study, Phase II Study or a Phase III Study, as applicable.

1.19 CMO

The term “CMO” shall mean a Third Party contract manufacturing organization.

1.20 Combination Product

The term “Combination Product” shall mean

a)	a single pharmaceutical formulation containing as its active ingredients both a Compound and one or more other therapeutically or prophylactically active ingredients,

b)	[***] or

c)	[***]

in each case, including all dosage forms, formulations, presentations, line extensions, and package configurations. All references to Product in this Agreement shall be deemed to include Combination Product.

1.21 Commercially Reasonable Efforts

The term “Commercially Reasonable Efforts” shall mean, [***]. It is understood that such product potential may change from time to time based upon changing scientific, business and marketing and return on investment considerations.

[***].

1.22 Companion Diagnostic

The term “Companion Diagnostic” shall mean any product that is used for predicting or monitoring the response of a human being to treatment with a Product [***].

1.23 Completion

The term “Completion” shall mean the availability of the final study report.

1.24 Composition of Matter Claim

The term “Composition of Matter Claim” shall mean, for a given Product in a given country of the Territory, a Valid Claim of an Atea Patent Right that Covers the Compound per se that is included in such Product.

1.25 Compound

The term “Compound” shall mean the Lead Compound and each Back-up Compound.

1.26 Compulsory Sublicense Compensation

The term “Compulsory Sublicense Compensation” shall mean, for a given country or region in the Territory, the compensation paid to Roche by a Third Party (a “Compulsory Sublicensee”) under a license or sublicense of Atea Patent Rights and Joint Patent Rights granted to the Compulsory Sublicensee (the “Compulsory Sublicense”) through the order, decree or grant of a governmental authority having competent jurisdiction in such country or region, authorizing such Third Party to manufacture, use, sell, offer for sale, import or export a Product in such country or region.

1.27 Confidential Information

The term “Confidential Information” shall mean any and all information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”). Confidential Information shall not include any information, data or know-how that:

(i)

was generally available to the public at the time of disclosure, or becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates,

(ii)	can be evidenced by written records to have been already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party without obligations of confidentiality,

(iii)	is obtained at any time lawfully from a Third Party under circumstances permitting its use or disclosure,

(iv)	is developed independently by the Receiving Party or its Affiliates as evidenced by written records other than through knowledge of Confidential Information of the Disclosing Party, or

(v)	is approved in writing by the Disclosing Party for release by the Receiving Party.

The terms of this Agreement shall be considered Confidential Information of both Parties. For purposes of this Agreement, Confidential Information of a Party shall include any information disclosed by or on behalf of such Party pursuant to the Non-Disclosure Agreement between the Parties dated [***] (the “NDA”).

1.28 Continuation Election Notice

The term “Continuation Election Notice” shall mean the notice Atea provides to Roche under Section 19.3.1 describing (i) Atea’s bona fide intentions to continue ongoing development and commercialization of Product(s) and (ii) Atea’s request for Roche’s continuation of activities during the termination period or transfer of the data, material and information relating to the Product(s) in accordance with Section 19.3.1.

1.29 Control

The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patent Rights or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights or Know-How without violating the terms of any agreement or arrangement between such Party and any other party and (b) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any other party.

1.30 Cover

The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a Valid Claim in the absence of a license under or ownership of Patent Rights including such Valid Claim under this Agreement. [***]

1.31 COVID19

The term “COVID19” shall mean the disease caused by the causative agent SARS-CoV-2.

1.32 Drug Product

The term “Drug Product” shall mean a Product formulated and filled (if applicable) that meets the applicable Specifications.

1.33 Drug Substance

The term “Drug Substance” shall mean drug substance of Product in formulated bulk form that meets the applicable Specifications.

1.34 Effective Date

The term “Effective Date” shall mean October 21, 2020.

1.35 EU

The term “EU” shall mean the European Union and all its then-current member countries but including in any case [***] regardless of whether they are then-current member countries.

1.36 Excluded Claim

The term “Excluded Claim” shall mean a dispute, controversy or claim between the Parties that concerns (a) [***], or (b) [***].

1.37	Expert

The term “Expert” shall mean a person with no less than [***] years of pharmaceutical industry experience and commercial expertise having occupied at least [***] but excluding [***]. Such person shall be fluent in the English language.

1.38 FDA

The term “FDA” shall mean the Food and Drug Administration of the United States of America.

1.39 FDCA

The term “FDCA” shall mean the Food, Drug and Cosmetics Act.

1.40 Field

The term “Field” shall mean all pharmaceutical, medical and diagnostic uses, excluding the HCV Combination Use with respect to a Lead Compound, (the “Excluded Field”).

1.41 First Commercial Sale

The term “First Commercial Sale” shall mean, on a country-by-country basis, the first invoiced sale of the Product to a Third Party by the Roche Group in a country following the receipt of any Regulatory Approval required for the sale of such Product in such country, or if no such Regulatory Approval is required, the date of the first invoiced sale of a Product to a Third Party by the Roche Group in such country.

1.42 First Generation Process

The term “First Generation Process” shall mean the manufacturing process for Drug Substance that is used by Atea at the Effective Date for development purposes, [***].

1.43 FTE

The term “FTE” shall mean a full-time equivalent person-year, based upon a total of no less than [***] working hours per year, undertaken in connection with the conduct of research in the development or manufacturing activities under this Agreement. [***].

1.44 FTE Costs

The term “FTE Costs” shall mean an amount equal to the product of the applicable standard internal FTE rate (for employees or contract personnel. as applicable) and the number of FTEs performing the applicable activity under and in accordance with the applicable Global Development Plan and the number of FTEs performing the applicable activity included in the definition of Fully Burdened Manufacturing Cost (Section 1.45). The applicable FTE rate for each activity shall be consistent for each Party’s internal FTE rate as consistently applied across such Party’s respective functions, [***]. [***]

1.45 Fully Burdened Manufacturing Cost

The term “Fully Burdened Manufacturing Cost” shall mean with respect to a Product and a Party, the consolidated fully-burdened cost incurred by such Party or any of its Affiliates in manufacturing such Product ([***] ) in accordance with this Agreement and calculated using the relevant Party’s Accounting Standards, in bulk, vialed or finished product form as the case may be, including: (a) [***], (i) [***] (ii) [***]; and (b) [***]: [***].

1.46 Generic Product

The term “Generic Product” shall mean a product that is not produced, licensed or owned by the Roche Group that (i) contains a pharmaceutically active ingredient that is the same as the Compound in the Product which is approved through in reliance, in whole or in part, on the prior Regulatory Approval (or on safety or efficacy data submitted in support of the prior Regulatory Approval) of such Product, pursuant to Section 505(j) of the Act (21 U.S.C. 355(j)), or for countries outside the US, any international equivalent laws, and (ii) has the same or substantially the same labelling as the applicable Product for at least one indication of such Product.

1.47 Global Development Plan

The term “Global Development Plan” shall mean the plan of Clinical Studies intended to support Regulatory Approval of the Products in the Field and in the Territory, [***]. The initial Global Development Plan is as attached in Appendix 1.47.

1.48 Global Development Plan Budget

The term “Global Development Plan Budget” shall mean the non-binding, forecasted annual budget for the development activities under the Global Development Plan, [***].

1.49 Handle

The term “Handle” shall mean preparing, filing, prosecuting (including interferences, reissue, re-examination, post-grant reviews, inter-partes reviews, derivation proceedings, opposition and invalidation proceedings) and maintaining.

1.50 HCV Combination Use

The term “HCV Combination Use” shall mean pharmaceutical, medical or diagnostic use of a Compound solely (a) for the hepatitis C virus (“HCV”) Indication and (b) where the Compound is used in a product [***].

1.51 HCV Combination Use Studies

The term “HCV Combination Studies” shall mean non-clinical studies, Clinical Studies, Post-Approval Commitment Studies and Phase IV Studies conducted by Atea that relate solely to the HCV Combination Use, [***].

1.52 Hospitalized Patients

The term “Hospitalized Patients” shall mean patients that are treated in hospital institutions providing acute, in-patient medical and surgical treatment and nursing care.

1.53 IFRS

The term “IFRS” shall mean International Financial Reporting Standards.

1.54 IND

The term “IND” shall mean an application as defined in the FDCA and applicable regulations promulgated by the FDA, or the equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of the Products in humans.

1.55 Indication

The term “Indication” shall mean a disease (i) for which the Product is indicated for treatment or prophylaxis and (ii) for Products for which Regulatory Approval has been obtained, that is described in the Product label as required by the Regulatory Approval granted by the applicable Regulatory Authority.

1.56 Indirect Taxes

The term “Indirect Taxes” shall mean customs, duties, value added taxes, excise taxes, use taxes and sales taxes, consumption taxes and other similar taxes.

1.57 Initial Year

The term “Initial Year” shall mean the twelve-month period beginning on the Effective Date.

1.58 Initiation

The term “Initiation” shall mean the date that a human is first dosed with the Product in a Clinical Study in the Field approved by the respective Regulatory Authority.

1.59 Insolvency Event

The term “Insolvency Event” shall mean circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction), which order is not dismissed within thirty (30) days; (iii) enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring); (iv) ceases to carry on business; (v) is unable to pay its debts as they become due in the ordinary course of business.

1.60 Invention

The term “Invention” shall mean an invention that is conceived or first reduced to practice in connection with any activity carried out pursuant to this Agreement. Under this definition, an Invention may be made by employees of Atea solely or jointly with a Third Party (an “Atea Invention”), by employees of the Roche Group solely or jointly with a Third Party (a “Roche Invention”), or jointly by employees of Atea and employees of the Roche Group with or without a Third Party (a “Joint Invention”).

1.61 Joint Know-How

The term “Joint Know-How” shall mean Know-How that is made jointly by employees of Atea and the Roche Group, with or without a Third Party in connection with any activity carried out pursuant to this Agreement.

1.62 Joint Patent Rights

The term “Joint Patent Rights” shall mean all Patent Rights Covering a Joint Invention.

1.63 JOT

The term “JOT” shall mean a joint operating team described in Section 5.8.

1.64 JSC

The term “JSC” shall mean the joint steering committee described in Article 5.

1.65 Know-How

The term “Know-How” shall mean data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical and clinical data, assays, platforms, formulations, specifications, quality control testing data, that are confidential and necessary or useful for the discovery, manufacture, development or commercialization of Products.

1.66 Lead Compound

The term “Lead Compound” shall mean Atea’s proprietary compound AT-511 currently under development by Atea, as set forth in Appendix 1.66, or [***] AT-527 currently under development by Atea, [***].

1.67 Lead Product

The term “Lead Product” shall mean any product, including without limitation any Combination Product, containing the Lead Compound as pharmaceutically active agent, regardless of the finished form or formulation or dosage.

1.68	Manufacturing Third Party Rights

The term “Manufacturing Third Party Rights” means Patent Rights or other intellectual property rights of a Third Party that are necessary or useful to make Products.

1.69	New Drug Application

The term “New Drug Application” shall mean the application, including all necessary documents, data, and other information concerning a Product, required for Regulatory Approval of the Product as a pharmaceutical product by the applicable Regulatory Authority in any country or group of countries (e.g. the marketing authorization application (MAA) with the EMA/European Commission).

1.70 Net Sales

The term “Net Sales” shall mean, for a Product in a particular period, the amount calculated by subtracting from the Sales of such Product for such period: (i) [***]; (ii) uncollectible amounts accrued during such period based on a proportional allocation of the total bad debts accrued during such period and not already taken as a gross-to-net deduction in accordance with the then currently used IFRS in the calculation of Sales of such Product for such period; (iii) credit card charges (including processing fees) accrued during such period on such Sales and not already taken as a gross-to-net deduction in accordance with the then currently used IFRS in the calculation of Sales of such Product for such period; and (iv) government mandated fees and taxes (excluding income or franchise taxes) and other government charges accrued during such period not already taken as a gross-to-net deduction in accordance with the then currently used IFRS in the calculation of Sales of such Product for such period, including, for example, any fees, taxes or other charges that become due in connection with any healthcare reform, change in government pricing or discounting schemes, or other action of a government or regulatory body. For clarity, no deductions taken in calculating Sales under Section 1.95 may be taken a second time in calculating Net Sales.

1.71  Non-Manufacturing Third Party Rights

The term “Non-Manufacturing Third Party Rights” means Third Party Patent Rights or other intellectual property rights that are necessary or useful to develop, use or sell Products.

1.72	Out of Pocket Expenses

The term “Out of Pocket Expenses” shall mean any [***] out-of-pocket costs or expenses paid or accrued in accordance with the applicable Accounting Standard(s), by or on behalf of a Party or any of its Affiliates during the Agreement Term that are [***] identifiable or [***] allocable to development activities for the Product, in each case in accordance with the Global Development Plan or other applicable plan or activities approved by the JOC. Subject to the foregoing and by way of example, Out of Pocket Expenses may include costs in connection with the following activities:

a)	[***];

b)	[***];

c)	[***]; and

d)	[***].

1.73 Out-Patients

The term “Out-Patients” shall mean patients that are not treated in hospital institutions providing acute, in-patient medical and surgical treatment and nursing care.

1.74 Party

The term “Party” shall mean Atea or Roche, as the case may be, and “Parties” shall mean Atea and Roche collectively.

1.75 Patent Product

The term “Patent Product” shall mean any Product containing a Compound that is Covered by a Composition of Matter Claim.

1.76 Patent Rights

The term “Patent Rights” shall mean all rights under any patent or patent application, in any country of the Territory, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, divisional, continuation or continuation-in-part of any of the foregoing.

1.77 Phase I Study

The term “Phase I Study” shall mean a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.78 Phase II Study

The term “Phase II Study” shall mean a human clinical trial, for which the primary endpoints include a determination of dose ranges or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.79 Phase III Study

The term “Phase III Study” shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain regulatory approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(c) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.80 Phase IV Study

The term “Phase IV Study” means a human clinical study with respect to any approved Indication in a country commenced after Regulatory Approval for that Indication has been received for such product in such Indication in such country, excluding Post-Approval Commitment Studies.

1.81 Post-Approval Commitment Studies

The term “Post-Approval Commitment Studies” means clinical studies mandated by a Regulatory Authority to be performed after Regulatory Approval of a Product, as a condition of such Regulatory Approval.

1.82 Product

The term “Product” shall mean any product, including without limitation any Combination Product, containing a Compound as a pharmaceutically active agent, regardless of their finished forms or formulations or dosages. One Product may be distinguished from another Product by the Compound being a distinctive active pharmaceutical ingredient. In the instance where more than one distinctive active pharmaceutical ingredient is contained in a Compound, one Product may be distinguished from another Product if at least one of the distinctive active pharmaceutical ingredients is different.

1.83 Qualifying Second Generation Batch

The term “Qualifying Second Generation Batch” shall mean the manufacture using the Second Generation Process of at least [***] of Drug Substance, which shall (i) meet the same specifications as applicable to the First Generation Process, (ii) be compliant with Roche standard GMP requirements and (iii) outline the synthesis route towards the Second Generation Process for the manufacturing of the campaign of [***] (the success criteria for such synthesis route are outlined in Appendix 8.3.3 and shall serve as orientation therefor).

1.84 Regulatory Approval

The term “Regulatory Approval” shall mean any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations by a Regulatory Authority, necessary for the manufacture and sale of a Product in the Field in a regulatory jurisdiction in the Territory.

1.85 Regulatory Authority

The term “Regulatory Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA, in each country involved in the granting of regulatory approval (including pricing and reimbursement approvals) for the Product.

1.86 Respective Territory

The term “Respective Territory” shall mean the Roche Territory with respect to Roche and the Atea Territory with respect to Atea.

1.87 Roche Group

The term “Roche Group” shall mean collectively Roche, its Affiliates and its Sublicensees.

1.88 Roche Inability to Supply

The term “Roche Inability to Supply” means, [***], Atea’s reasonable belief that Roche will be unable to deliver to Atea [***] supply of Product to meet the quantities set forth in the then-current Demand Forecast Plan for the Product allocated for commercialization purposes in the Atea Territory, despite (i) [***], and (ii) [***], and (iii) [***].

1.89 Roche Know-How

The term “Roche Know-How” shall mean all Know-How that Roche Controls during the Agreement relating to or arising from the discovery, manufacture, development or commercialization of or necessary or reasonably useful to discover, manufacture, develop or commercialize a Product.

1.90 Roche Patent Rights

The term “Roche Patent Rights” shall mean the Patent Rights that Roche Controls, relating to or arising from the discovery, manufacture, development or commercialization of or Covering a Product.

1.91 Roche Royalty Territory

The term “Roche Royalty Territory” shall mean the Roche Territory, excluding the Royalty Exclusion Countries.

1.92 Roche Territory

The term “Roche Territory” shall mean all countries other than the US.

1.93 Royalty Exclusion Countries

The term “Royalty Exclusion Countries” for a Calendar Year shall mean the countries [***].

1.94 Royalty Term

The term “Royalty Term” shall mean, with respect to a Product and for a given country, the period of time commencing on the date of First Commercial Sale of the Product in such country and ending on the later of the date that is (a) ten (10) years after the date of the First Commercial Sale of the Product in such country, or (b) the expiration of the last to expire Atea Patent Right containing a Composition of Matter Claim. With regard to the calculation of the ten (10) year period, the EU shall be considered as one country.

1.95 Sales

The term “Sales” shall mean, for a Product in a particular period, the sum of (i) and (ii):

(i)

the amount stated in the Roche Holding AG “Sales” line of its externally published audited consolidated financial statements with respect to such Product for such period [***]. This amount reflects the gross invoice price at which such Product was sold or otherwise disposed of (other than for use as clinical supplies or free samples) by Roche and its Affiliates to such Third Parties [***] in such period reduced by gross-to-net deductions, if not previously deducted from such invoiced amount, taken in accordance with the then currently used IFRS.

[***]

For purposes of clarity, [***] any given deduction shall be taken only under one of subsections (a) through (e), and only once in calculating Sales.

(ii)	[***]

1.96 SARS-COV-2

The term “SARS-COV-2” shall mean the virus known as the severe acute respiratory syndrome coronavirus 2.

1.97 Second Generation Process

The term “Second Generation Process” shall mean the manufacturing process for Drug Substance that Atea conceptualized and started to develop at the Effective Date, as outlined in Appendix 1.97.

1.98 Stockpiling

The term “Stockpiling” shall mean activities conducted by a governmental authority to address public health emergencies by purchasing and maintaining inventories of Product for distribution and use in responding to such emergencies.

1.99 Sublicensee

The term “Sublicensee” shall mean an entity to which Roche has licensed rights (through one or multiple tiers), other than through a Compulsory Sublicense, pursuant to this Agreement.

1.100 Territory

The term “Territory” shall mean the Roche Territory and the Atea Territory.

1.101 Third Party

The term “Third Party” shall mean a person or entity other than (i) Atea or any of its Affiliates or (ii) a member of the Roche Group.

1.102 US

The term “US” shall mean the United States of America and its territories and possessions.

1.103	US$

The term “US$” shall mean US dollars.

1.104 Valid Claim

The term “Valid Claim” shall mean: (i) with respect to a claim in any unexpired and issued patent within the Atea Patent Rights, that such claim has not been disclaimed, revoked or held invalid by a final nonappealable decision of a court of competent jurisdiction or government agency, or (ii) with respect to a claim in any pending patent application within the Atea Patent Rights, that such claim has been filed and prosecuted in good faith and no more than [***] years have elapsed from the earliest priority date of such claim.

1.105 Additional Definitions

Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Accounting Period	11.1
Acquired Party	21.5
Alliance Director	5.10
Atea	cover page
Atea Indemnitees	16.1
Atea Invention	1.60
Atea-Originated Transfer Activities	19.3.4.4
Bankruptcy Code	20
Breaching Party	19.2.1
[***]	1.1
Commercial Scale-Up	8.3.2
Competing Program	21.5
Compulsory Profit Share Percentage	10.4.5
Compulsory Sublicense	1.26
Compulsory Sublicensee	1.26
co-promote, co-promotion	2.3
Co-Promotion Agreement	2.3
Co-Promotion Option	2.3
Decision Period	14.13
Disclosing Party	1.27
Demand Forecast Plan	8.2
Dominant Party	14.13
Early Second Generation Process Development	8.3.1
Excluded Field	1.40
Expert Committee	10.4.3
First Generation Process Development	8.3.2
Genentech	cover page
Indemnified Party	16.3

Definition	Section
Indemnifying Party	16.3
Infringement	14.13
Initiating Party	14.13
IV Lead Compound Formulation	6.4
JOC	5.7.3.1
Joint Invention	1.60
JMC	5.7.4.1
Later Second Generation Process Development	8.3.2
Lead Co-Chairperson	5.2
Losses	16.1
Manufacturing Third Party Payments	10.5
Members	5.2
Minimum Transfer Payment	19.3.4.4
Misappropriation	14.13
NDA	1.27
Non-Acquired Party	21.5
Non-Breaching Party	19.2.1
Non-Manufacturing Third Party Payments	10.5
Owed Party	11.7
Owing Party	11.7
Patent Term Extensions	14.18
[***]	12.2
[***]	12.2
Payment Currency	11.3
Peremptory Notice Period	19.2.1
PII/Samples	19.3.4.4
Primary Negotiation Party	14.15
Product Trademarks	14.3
Proposing Party	6.2
Publishing Notice	18.4
Publishing Party	18.4
Receiving Party	1.27
Reconciliation Interim Report	11.7
Reconciliation Final Report	11.7
Register	14.11
Relative Commercial Value	10.4.3
Retained Indications	2.1.4
Roche	cover page
Roche Basel	cover page
Roche Indemnitees	16.2
Roche Invention	1.60
Roche Transfer Activities	19.3.4.4
Sensitive Information	21.5
Settlement	14.13
SPCs	14.18
Specifications	8.3.3
Subcommittee	5.7.1

Definition	Section
Subcontractor Notice	3
Supply Agreement	8.2
Suit Notice	14.13
[***]	12.2
Third Party Claims	16.1
Third Party IP License	14.15
Unilateral Study	6.2
US-Dedicated Clinical Studies	5.6.3
US Roche Know-How Misappropriation	14.13

2. Grant of License

2.1 Licenses

2.1.1	License Grant to Roche

Subject to the terms and conditions of this Agreement, Atea hereby grants to Roche under the Atea Patent Rights and Atea Know-How and Atea’s interest in the Joint Patent Rights and Joint Know-How:

(a)

an exclusive (even as to Atea) right and license to research, have researched, develop, have developed, register, have registered, use, have used, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell, have sold, offer for sale, and have offered for sale Compounds, Products and Companion Diagnostics in the Field in the Roche Territory, including the right to sublicense pursuant to Section 2.2; provided that Atea retains the right to develop, manufacture and commercialize Compound and Product for the Retained Indications for the purposes set forth in Section 2.1.4;

(b)

a non-exclusive right and license to make, have made, import, have imported, export, have exported Compounds, Products and Companion Diagnostics in the Field in the Territory, including the right to sublicense pursuant to Section 2.2; and

(c)

a non-exclusive right and license to research, have researched, develop and have developed Compounds, Products and Companion Diagnostics in the Field and in the Atea Territory, including the right to sublicense pursuant to Section 2.2.

The exclusivity of the above license is subject to the right of Atea and its respective Affiliates to conduct any activities expressly contemplated by this Agreement.

2.1.2	License Grant to Atea

Subject to the terms and conditions of this Agreement, Roche hereby grants to Atea under the Roche Patent Rights and Roche Know-How and Roche’s interest in the Joint Patent Rights and Joint Know-How:

(a)

an exclusive (even as to Roche, except as set forth in Sections 2.1.1(b) and 2.1.1(c)) right and license to distribute, have distributed, register, have registered, sell, have sold, offer for sale, and have offered for sale Compounds and Products in the Atea Territory, including the right to sublicense pursuant to Section 2.2;

(b)

a non-exclusive right and license to research, have researched, develop, have developed, use, have used, import, have imported, export, have exported, market, and have marketed, Compounds and Products in the Atea Territory, including the right to sublicense pursuant to Section 2.2;

(c)

a non-exclusive right and license, including the right to sublicense pursuant to Section 2.2, to practice any process improvements arising in the course of the manufacture of the Drug Substance or the Drug Product by or on behalf of Roche, its Affiliates or Sublicensees, solely in case of a Roche Inability to Supply, and to make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold Compounds and Products in the Atea Territory and, solely in the Excluded Field (whether or not there is a Roche Inability to Supply), the Roche Territory, and anywhere in the Territory to manufacture or have manufactured Compound and Product for the purposes set forth in Section 2.1.4; and

(d)

a non-exclusive right and license to research, have researched, develop and have developed Compounds and Products in the Field and in the Roche Territory, and anywhere in the Territory for purposes set forth in Section 2.1.4, including the right to sublicense pursuant to Section 2.2.

2.1.3	Excluded Affiliates

Notwithstanding anything to the contrary in this Article 2 or elsewhere in this Agreement, no licenses or rights are granted to Atea under any information, data, proprietary materials or other intellectual property rights whether or not patentable that are owned or controlled by [***].

2.1.4	Retained Rights

For clarity, Atea retains the exclusive ownership and right to use any compound that was generated by or on behalf of Atea, or that is otherwise Covered by intellectual property rights Controlled by Atea, at the Effective Date or during the Agreement Term in the Excluded Field.

Notwithstanding anything to the contrary in this Agreement, Atea retains the sole right to develop, manufacture and commercialize Compounds and Products in the Atea Territory for the treatment of Dengue Fever, Japanese Encephalitis, West Nile Virus, Yellow Fever and/or Zika (the “Retained Indications”) in the Atea Territory, and to develop and manufacture Compounds and Products in the Roche Territory for the Retained Indications. Atea will notify Roche in writing promptly [***] for the Retained Indication in the Atea Territory. For [***] months after Roche’s receipt of such notice from Atea, the Parties will negotiate in good faith an amendment to this Agreement specifying the terms pursuant to which Roche will commercialize the Product in the Roche Territory for the Retained Indications, except if Roche decides to offer such commercialization right to Atea. Unless and until the Parties enter into such amendment, neither Party will have the right to commercialize the Product in the Roche Territory for the Retained Indications.

2.2 Sublicense

2.2.1	Right to Sublicense to its Affiliates

Each Party shall have the right to grant sublicenses to its Affiliates (through multiple tiers), and, as to Roche, [***] under its rights granted under Section 2.1 without prior approval of the other Party.

2.2.2	Right to Sublicense to Third Parties

Each Party and its Affiliates shall have the right to grant written sublicenses to non-Affiliate entities (through multiple tiers) under its rights granted under Section 2.1 without prior approval of the other Party. Roche shall inform Atea promptly after the signature of any sublicense agreement it enters into under this Section 2.2.2.

2.2.3	Requirements for Sublicenses

Each sublicense shall be consistent in all material respects with the terms and conditions of the Agreement, provided that the sublicensing Party shall be responsible for the payment of all amounts due hereunder, and for all other obligations of its sublicensees under the Agreement as if such obligations were those of such Party.

2.3 Atea Right to Request U.S. Co-Promotion

Atea shall have a one-time option right to request that Roche co-promote each Product (other than for the Retained Indications), on a Product-by-Product basis, in the US on a royalty basis (each, a “Co-Promotion Option”), subject to the provisions of this Section 2.3, and conditioned on Roche and Atea or their respective Affiliates entering into a co-promotion agreement consistent with this Section 2.3. For purposes of this Agreement, “co-promote” and “co-promotion” shall refer to marketing, promotion, detailing and advertisement of a Product by the Parties under the relevant Regulatory Approvals and the same trademark(s). “Co-promote” and “co-promotion” shall not mean the sale, contracting or distribution of a Product. Additional supportive customer and field activities may be included in the agreement even if they are not related to promotion (i.e. medical or patient support services). Atea may exercise its Co-Promotion Option with respect to each Product by giving written notice thereof to Roche at any time at least [***] prior to expected Regulatory Approval of such Product in the US. Upon Atea’s exercise of its Co-Promotion Option with respect to a Product the Parties shall negotiate in good faith and enter into a written co-promotion agreement (the “Co-Promotion Agreement”). In addition to any other terms agreed to by the Parties, the Co-Promotion Agreement shall contain the terms set forth in Appendix 2.3 hereto and other terms typically contained in agreements or the co-promotion of similar products in the US. Upon Atea exercising the Co-Promotion Option in accordance with this Section 2.3, the Parties shall coordinate all sales efforts and field activities in the US under the direction of the JSC, and such efforts and activities shall be more fully described in the Co-Promotion Agreement. Atea shall have the right to co-promote any Product with any Third Party, or to commercialize such Product itself, in the Atea Territory, unless and until Atea exercises its Co-Promotion Option and the Parties enter into the Co-Promotion Agreement. If Atea exercises its right to co-promote or commercialize with a Third Party, then its Co-Promotion Option expires on the date any such Third Party agreement takes effect.

3. Subcontracting

Atea shall have the right to subcontract the performance of any of its activities under the Agreement (including the activities described under the Global Development Plan and, if applicable, in the Co-Promotion Agreement), provided that (a) Atea shall be and remain responsible and liable for the performance of any such activities by any such subcontractor and (b) such subcontractor must be bound by written obligations (i) of nondisclosure and non-use that are as protective of Roche’s Confidential Information as this Agreement and (ii) to assign or license and transfer to Atea all right, title and interest to any Invention that is developed or, conceived and reduced to practice by such subcontractor that is related to the Compound or Product.

Atea may not subcontract out its activities under the Global Development Plan to any Third Party other than those Third Parties listed on Appendix 3, which Appendix lists Third Party subcontractors of Atea existing as of the Effective Date, or pursuant to the following procedure: (i) Atea shall notify [***] (which notice may be provided via e-mail) of any such proposed Third Party subcontractor and the scope of work proposed to be subcontracted (such notice, a “Subcontractor Notice”); (ii) Roche may notify Atea of any reasonable concerns with respect to such proposed subcontractor, if any, as expeditiously as practical but in no event later than [***] days of receipt of such Subcontractor Notice; (iii) Atea shall consider any such concerns in good faith; and (iv) if thereafter Atea continues to desire to use such Third Party subcontractor the matter shall be referred to the JOC for discussion and resolution. Notwithstanding the foregoing, Atea shall have the right, without needing to so notify [***] and seek Roche’s prior approval, to subcontract non-crucial activities under the Global Development Plan to Third Parties that would reasonably be acceptable to Roche if the total fees under the subcontract agreement do not exceed [***] and the activities being subcontracted are [***].

Roche shall have the right to subcontract the work performed under this Agreement without prior approval of Atea, provided that (A) Roche shall be and remain responsible and liable for the performance of any such activities by any such subcontractor and (B) such subcontractor must be bound by written obligations (i) of nondisclosure and non-use that are as protective of Atea’s Confidential Information as this Agreement and (ii) to assign or license and transfer to Roche all right, title and interest to any Invention that is developed or, conceived and reduced to practice by such subcontractor that is related to the Compound or Product.

4. Exclusivity

Until [***] and subject to Section 2.1.4, Atea shall work exclusively with Roche with regard to Compounds and Products and will not, either on its own or in collaboration with a Third Party, research, develop or commercialize Compounds or Products in the Field other than pursuant to this Agreement, provided that the foregoing shall not limit Atea’s ability to engage subcontractors as provided in Section 3 or, in case Atea does not exercise its Co-Promotion Option as provided in Section 2.3, to engage co-promotion partners or other Third Parties to conduct commercialization activities in the Atea Territory.

5. Governance

5.1 Joint Steering Committee

Promptly after the Effective Date of this Agreement, the Parties shall establish a JSC to oversee the development, marketing and commercialization activities under this Agreement.

5.2 Members

The JSC shall be composed of up to [***] persons (“Members”). Roche and Atea each shall be entitled to appoint up to [***] Members with appropriate seniority and functional expertise. Each Party may replace any of its Members and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a Member shall notify the other Party at least [***] days prior to the next scheduled meeting of the JSC. Both Parties shall use reasonable efforts to keep an appropriate level of continuity in representation. Both Parties may invite a reasonable number of additional experts or advisors to attend part or the whole JSC meeting with prior notification to the JSC provided that such experts or advisors are bound by written obligations (i) of nondisclosure and non-use that are as protective of each Party’s Confidential Information as this Agreement and (ii) to assign or license and transfer to the relevant Party all right, title and interest to any Invention that is developed or, conceived and reduced to practice by such experts or advisors that is related to the Compound or Product. Members may be represented at any meeting by another person designated by the absent Member. The JSC shall be co-chaired by a Member from Atea and a Member from Roche. The Atea and Roche co-chairs will alternate each JSC meeting the lead co-chair responsibilities associated with that meeting (each, a “Lead Co-Chairperson”).

5.3 Responsibilities of the JSC

The JSC shall have the responsibility and authority to:

(a)	manage the overall strategic alignment between the Parties under this Agreement and maintain the relationship between the Parties;

(b)	approve initial Global Development Plan Budget (including FTE allocations by each Party) created by the JOC;

(c)

approve any development matters referred to the JSC by the JOC (examples may include but are not limited to material Global Development Plan updates, material Global Development Plan Budget updates, material global medical affairs plan updates, and publication strategy and updates thereto), if these matters are referred to the JSC;

(d)	review and discuss the initial plan for commercialization of the Product in the Field in the Territory referred to the JSC by the JOC;

(e)	approve the initial Demand Forecast Plan created by the JMC;

(f)

review and approve the manufacturing process recommended by the JMC (i.e., First Generation Process or Second Generation Process) that shall be used for supplying future commercial material for Product;

(g)	approve any manufacturing matters that are referred to the JSC by the JMC, at the discretion of the JMC;

(h)	discuss and review updates on development of Compounds and Products for the Retained Indications;

(i)	create or disband JOTs as deemed appropriate;

(j)	approve any efforts to develop Back-Up Compounds as an alternative to the Lead Compound;

(k)	establish and delegate specifically defined duties to the JOC or JMC;

(l)	establish and set expectations and mandates for JOTs;

(m)	oversee the JOTs;

(n)	attempt to resolve any disputes, including those referred to it for resolution by the JOC and/or the JMC, on an informal basis; and

(o)	perform such other tasks as agreed by the Parties.

The JSC shall have no responsibility and authority other than that expressly set forth in this Section.

5.4 Meetings

The Lead Co-Chairperson or his/her delegate will be responsible for sending invitations and agendas for all JSC meetings to all Members at least [***] days before the next scheduled meeting of the JSC. The venue for the meetings shall be agreed by the JSC. The JSC shall hold meetings at least once every [***], either in person or by tele-/video-conference, and in any case as frequently as the Members of the JSC may agree shall be necessary. The Alliance Director of each Party may attend the JSC meetings as a permanent participant but shall not be a Member unless appointed as such.

5.5 Minutes

The Lead Co-Chairperson will be responsible for designating a Member to record in reasonable detail and circulate draft minutes of JSC meetings to all members of the JSC for comment and review within [***] days after the relevant meeting. An Atea Member will fulfill the role of drafting the minutes for meetings in which an Atea Member is the Lead Co-Chairperson and a Roche

Member will fulfill the role of drafting the minutes for meeting in which a Roche Member is the Lead Co-Chairperson. The Members of the JSC shall have [***] days to provide comments. The Party preparing the minutes shall incorporate timely received comments and distribute finalized minutes to all Members of the JSC within [***] days of the relevant meeting. The Lead Co-Chairperson shall approve the final version of the minutes before its distribution.

5.6 Decisions

5.6.1	Decision Making Authority

The JSC shall decide matters within its responsibilities set forth in Section 5.3, as well as on any matter that is referred to it by the JOC and/or the JMC for resolution pursuant to Section 5.7.5.

5.6.2	Consensus; Good Faith

The Members of the JSC shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JSC. The Parties shall endeavor to make decisions by consensus.

5.6.3	Failure to Reach Consensus

If the JSC is unable to decide a matter by consensus, then:

(a)	Atea shall have final decision authority on any matter relating to: (i) [***]; (ii) [***]; (iii) [***]; (iv) [***]; (v) [***]; and (vi) [***];

(b)	Roche shall have final decision authority on any matter relating to: (i) [***]; (ii) [***]; (iii) [***]; (iv) [***]; (v) [***]; (vi) [***]; (vii) [***]; and (viii) [***];

(c)	If the JSC is unable to resolve any other matters not addressed in the foregoing clause (a)—(b), such matter shall be submitted for resolution pursuant to Section 21.2.

5.7 Subcommittees (JOC and JMC)

5.7.1	Formation in general; Authority

The JSC will establish and delegate specifically-defined duties to the JOC and the JMC (each a “Subcommittee”). Each Subcommittee and its activities will be subject to the oversight of, and will report to, the JSC. No Subcommittee may exceed its authorities specified for the JSC in this Article 5 (Governance). Any disagreement between the representatives of the Parties on a Subcommittee may, after a reasonably trying to solve such disagreement, at the discretion of either Party, be referred to the JSC for resolution in accordance with Section 5.6 (Decisions).

5.7.2	Subcommittee Leadership and Meetings

Atea will designate a co-chairperson of each Subcommittee and Roche will designate a co-chairperson of each Subcommittee, each of whom will be a Party’s representative who is a member of such Subcommittee. Each [***], the co-chairpersons of each Subcommittee will alternate serving in the role of “lead co-chairperson.” The lead co-chairperson for the first Calendar Year will be from [***]. The lead co-chairperson or his or her designee will be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within [***] days thereafter. Such minutes will be finalized upon endorsement of all Subcommittee members. Each Party may replace its representatives and co-chairpersons on each such Subcommittee at any time upon written notice to the other Party. Each Subcommittee will hold meetings at such times as it elects to do so and at such locations as the Parties may agree upon or, if agreed by the Parties, by audio or video teleconference, and will designate one of the participants to minute the meetings. Each Party will be responsible for all of its own expenses of participating in any Subcommittee meeting.

5.7.3	Joint Operating Committee.

5.7.3.1	Formation and Purpose of the JOC

Within [***] days after the Effective Date, Atea and Roche will establish a Joint Operating Committee (“JOC”), which will be a Subcommittee of the JSC and will have the responsibilities set forth in this Article 5 (Governance). The JOC will dissolve upon completion of all development activities and medical affairs activities with respect to the Product and the expiration of the Royalty Term.

5.7.3.2	Membership of the JOC

Each Party will designate up to [***] representatives with appropriate knowledge, expertise, and decision-making authority to serve as members of the JOC; provided that each Party shall have the same number of representatives as the other Party. Each Party may replace its JOC representatives and co-chairpersons at any time upon written notice to the other Party. The Alliance Director of each Party (or his or her designee) may attend meetings of the JOC as a non-voting participant.

5.7.3.3	Specific Responsibilities of the JOC

The responsibilities of the JOC will be to:

(a)	approve amendments to the Global Development Plan and the Global Development Plan Budget;

(b)	review and oversee the execution of the Global Development Plan and relating activities;

(c)	facilitate the exchange of information between the Parties with respect to the development and registration of the Compounds and the Products in the Field and in the Territory;

(d)

discuss and align on strategies for investigator-sponsored studies, and approve such studies, with respect to the Compounds and the Products in the Field and in the Territory and any development activities with respect to any delivery device for the Products for incorporation in the Global Development Plan;

(e)	review, discuss and refer to the JSC the initial plan for commercialization of the Product in the Field in the Territory, as well as any later updates thereto;

(f)	develop, approve, and adapt publication plans and medical affairs plans for the Compounds and Products in the Field, as needed;

(g)	facilitate the exchange of information between the Parties with respect to the commercialization of the Compounds and the Products in the Field and in the Territory;

(h)	discuss and consider in good faith any global guidelines and strategy for pricing (which shall be non-binding);

(i)	coordinate with JOTs;

(j)	attempt to resolve any disputes arising within its jurisdiction on an informal basis;

(k)

discuss and evaluate if any disagreements relating to development or commercialization within the JOC’s responsibility should be referred to the JSC (for clarity, each Party has the right to refer any disagreement to the JSC that is not resolved at the JOC, even without the other Party’s consent); and

(l)	perform such other tasks as agreed by the Parties.

The JOC shall have no responsibility and authority other than that expressly set forth in this Section.

5.7.4	Joint Manufacturing Committee.

5.7.4.1	Formation and Purpose of the JMC

Within [***] days after the Effective Date, the Parties will establish a Joint Manufacturing Committee (the “JMC”), which will be a Subcommittee of the JSC and will have the responsibilities set forth in this Article 5 (Governance). The JMC will dissolve upon the completion or earlier termination of all manufacturing activities under the Supply Agreement.

5.7.4.2	Membership of the JMC

Each Party will designate up to [***] representatives with appropriate knowledge, expertise, and decision-making authority to serve as members of the JMC; provided that each Party shall have the same number of representatives as the other Party. Each Party may replace its JMC representatives and co-chairpersons at any time upon written notice to the other Party. The Alliance Director of each Party (or his or her designee) may attend meetings of the JMC as a non-voting participant.

5.7.4.3	Specific Responsibilities of the JMC

The responsibilities of the JMC will be to:

(a)	prepare the initial Demand Forecast Plan for JSC approval, and review and approve any subsequent updates;

(b)	develop, approve, and adapt capacity plans, manufacturing plans, and any other plans related to manufacturing of the Compounds and Products, as needed;

(c)	review and oversee the execution of the Demand Forecast Plan, and any other plans, if applicable;

(d)

review and oversee the Parties’ respective activities in First Generation Process Development, Early Second Generation Process Development, Later Second Generation Process Development and Commercial Scale-Up, and recommend to the JSC which process (First Generation Process or Second Generation Process) shall be used for supplying future commercial material for Product;

(e)	discuss and decide on a hand-over plan of supply responsibilities pursuant to Section 8.1.1;

(f)	monitor and implement the technology transfer to Roche pursuant to Section 8.1.3;

(g)	discuss, align, consolidate, update and approve the Demand Forecast Plan as needed;

(h)	coordinate with JOTs;

(i)	attempt to resolve any disputes arising within its jurisdiction on an informal basis;

(j)

discuss and evaluate if any disagreements relating to manufacturing matters should be referred to the JSC (for clarity, each Party has the right to refer any disagreement to the JSC that is not resolved at the JMC, even without the other Party’s consent); and

(k)	perform such other tasks as agreed by the Parties.

The JMC shall have no responsibility and authority other than that expressly set forth in this Section.

5.7.5	Decision-Making of the Subcommittees

Each Party shall have an equal number of representatives on the Subcommittees. The Subcommittees shall strive to take any decisions on a unanimous basis. If any Subcommittee cannot reach unanimous agreement using good faith efforts on any matter within their respective scope of authority at the meeting at which such matter was discussed or if a meeting of such Subcommittee is not held within a reasonable period of time or the meeting minutes are not finalized in due time, then a Party may refer such matter to the JSC for resolution.

5.8 Joint Operational Teams

The JSC shall have the right to establish JOTs, which may include but will not be limited to a Development JOT.

5.9 Information Exchange

Atea and Roche shall exchange the information in relation to its activities under this Agreement through the JSC and the Subcommittees, and Atea and Roche may ask reasonable questions in relation to the above information and offer advice in relation thereto and each Party shall give due consideration to the other Party’s input. The JSC may determine other routes of information exchange.

5.10 Alliance Director

Each Party shall appoint one person to be its point of contact with responsibility for facilitating communication and collaboration between the Parties (each, an “Alliance Director”). The Alliance Directors shall be permanent participants of the JSC meetings (but not Members of the JSC) and may attend JOT meetings as appropriate. The Alliance Directors shall facilitate resolution of potential and pending issues and potential disputes to enable the JSC to reach consensus and avert escalation of such issues or potential disputes.

5.11 Limitations of Authority

The JSC, JOC and JMC shall have no authority to amend or waive any terms of this Agreement.

5.12 Expenses

Each Party shall be responsible for its own expenses including travel and accommodation costs incurred in connection with the JSC, JOC and JMC.

5.13 Lifetime

The JSC shall exist during the Agreement Term, unless earlier discontinued by mutual agreement of the Parties. The lifetime of the JOC and the JMC is described under Section 5.7.3.1 (for the JOC) and Section 5.7.4.1 (for the JMC).

6.	Development

6.1 Atea Ongoing Studies

Atea shall, [***], use Commercially Reasonable Efforts to conduct and complete the Atea Ongoing Studies. Atea shall provide Roche [***] updates at interim analysis points and at least once [***] regarding the progress and status of the Atea Ongoing Studies, including [***].

6.2 Global Development Plan

Subject to the terms and conditions of this Agreement, and except as otherwise provided in Article 6, the Parties shall jointly develop the Products in the Territory in accordance with the Global Development Plan and under the governance of the JSC. The responsibility of Roche and Atea to operationalize the global clinical development will be described in the Global Development

Plan. The Global Development Plan shall be regularly amended and updated. Roche and Atea shall each use Commercially Reasonable Efforts to perform their respective tasks and obligations in conducting all activities ascribed to them in the then-current Global Development Plan, in accordance with the time parameters set forth therein. The parties will share the costs associated with activities conducted under the Global Development Plan. FTE Costs and Out of Pocket Expenses incurred by or on behalf of either Party or any of its Affiliates in connection with its activities under the Global Development Plan[***] shall be share equally (50/50) by the Parties, [***]. Neither Party shall pursue Third Party funding for any Clinical Study under the Global Development Plan that is not an Atea Ongoing Study without the approval of the JSC.

The Parties shall disclose and make available to each other all data and information necessary to conduct the development activities under the Global Development Plan. The Parties shall answer any questions reasonably posed by the other Party and provide any information reasonably requested by the other Party.

6.3 Additional Clinical Studies and Other Studies

Prior to initiating a new Clinical Study (including, for the purposes of this Section, any marketing studies, Post-Approval Commitment Studies, and Phase IV Studies for the Product) that is not an Ongoing Atea Study and is not an ongoing Unilateral Study (as defined below) or included in the then-current Global Development Plan, the Party that desires to conduct such Clinical Study (the “Proposing Party”) shall propose such Clinical Study to the JOC, which proposal shall include a synopsis of the protocol for such Clinical Study and an estimated budget for such Clinical Study. If the JOC agrees that the Parties should conduct such Clinical Study, then the Parties shall amend the Global Development Plan to include such Clinical Study. If the JSC does not agree that the Parties should conduct such Clinical Study, then the Proposing Party shall have the right, but not the obligation, to conduct such Clinical Study at its sole expense (each such Clinical Study, a “Unilateral Study”), provided that (i) [***], and (ii) [***]. For clarity, neither Party shall have the obligation to conduct or, except as may be required by Applicable Law or ethical requirements, complete any Unilateral Study.

Notwithstanding anything to the contrary in the foregoing, the Party which is not the Proposing Party, after good faith discussion in the JSC, shall have the right to require the Proposing Party to not conduct a proposed Unilateral Study, if [***] such Unilateral Study [***].

With respect to each Unilateral Study, if the Party not performing such Unilateral Study uses any data or results from such Unilateral Study to obtain, maintain or expand any Regulatory Approval or any pricing or reimbursement for, otherwise includes such data or results in the label for, or uses such data and results to commercialize, a Product in its Respective Territory, then such non-performing Party shall reimburse the Party that performed such Unilateral Study for [***] incurred by or on behalf of such performing Party or any of its Affiliates in connection with such Unilateral Study to the extent such costs are not funded by a Third Party. Notwithstanding the foregoing, the submission of data and results from a Unilateral Study to a Regulatory Authority only for safety reporting purposes in connection with periodic safety reporting or as a courtesy copy shall not result in a reimbursement obligation under this paragraph. The Party not performing the applicable Unilateral Study shall promptly notify the performing Party of any use of the data or results of such Unilateral Study that would result in a reimbursement obligation under this paragraph.

6.4 Intravenously-Administered Formulation of Lead Compound

To the extent the JSC determines that an intravenously-administered formulation of the Lead Compound (an “IV Lead Compound Formulation”) is required for Clinical Studies for Hospitalized Patients, Roche may develop an IV Lead Compound Formulation. [***]. To the extent the JSC does not endorse the development of an IV Lead Compound Formulation, then Roche may, at its own cost and expense, develop such IV Lead Compound Formulation. In each case, for [***], Atea will supply Roche with GMP API for use in the development of the formulation of the IV Lead Compound Formulation and for clinical supply of IV Lead Compound Formulation as provided in Section 8.1.

6.5 Development Records

Each Party shall maintain records of its activities under the Global Development Plan and for Clinical Studies, Post-Approval Commitment Studies and Phase IV Studies of Product conducted pursuant to this Agreement outside the Global Development Plan (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved by or on behalf of such Party in the performance of the development.

6.6 Back-Up Compounds

The JSC will evaluate from time to time whether any non-clinical or clinical studies should be conducted for Back-Up Compounds. If the JSC determines to pursue development of Back-Up Compounds for potential development if the Lead Compound demonstrates material safety or efficacy concerns, the Parties shall agree on an adjustment to the Global Development Plan and the Global Development Plan Budget to reflect such additional activities.

7.	Regulatory

7.1	Responsibility

Atea shall have the right and the responsibility for all regulatory affairs related to Products in the Atea Territory, including the preparation and filing of applications for Regulatory Approval (other than for manufacturing by Roche or its CMO or other Third Party manufacturer) in the Atea Territory (for clarity, for Unilateral Studies conducted by Roche in the Atea Territory, Atea shall transfer responsibility for the conduct of such studies to Roche). Roche shall have the right to participate in all regulatory interactions, as well as in the preparations therefor, as an observer, other than for Products for the Retained Indications, where permitted by such Regulatory Authority. All regulatory filings for all Products in all countries of the Atea Territory (other than regulatory filings for manufacturing by Roche or its CMO or other Third Party manufacturer) and all data related thereto shall be owned by Atea, its Affiliates or licensees.

Atea shall also be solely responsible for all regulatory affairs related to the conduct of the Atea Ongoing Studies until hand-over of responsibility therefor to Roche as determined by the JSC, any Unilateral Studies conducted by Atea in the Roche Territory, and all Clinical Studies of Products in the Roche Territory for the Retained Indications. Atea shall provide reasonable advance notice of any meeting with any Regulatory Authority in the Roche Territory related to the Atea Ongoing Studies or Unilateral Studies conducted by Atea, and Roche shall have the right, at its own discretion, to participate in any such meeting with Regulatory Authorities in the Roche Territory.

Roche shall have the right and the responsibility for all regulatory affairs related to Products in the Roche Territory, including the preparation and filing of applications for Regulatory Approval in the Roche Territory (other than for Unilateral Studies, Clinical Studies for the Retained Indications and, until hand-over of responsibility to Roche as determined by the JSC, Atea Ongoing Studies, in each case conducted by Atea in the Roche Territory). Atea shall have the right to participate in all regulatory interactions, as well as in the preparations therefor, as an observer, where permitted by such Regulatory Authority. All regulatory filings for all Products in all countries of the Roche Territory (other than regulatory filings for the Atea Ongoing Studies conducted by Atea in the Roche Territory prior to hand-over, and all Clinical Studies for the Retained Indications) and all data related thereto shall be owned by Roche, its Affiliates or licensees.

Roche shall also be solely responsible for all regulatory affairs related to the conduct of any Unilateral Studies conducted by Roche in the Atea Territory. Roche shall provide reasonable advance notice of any meeting with any Regulatory Authority in the Atea Territory related to the Unilateral Studies conducted by Roche, and Atea shall have the right, at its own discretion, to participate in any such meeting with Regulatory Authorities in the Atea Territory.

At a date to be defined by the JSC, Atea shall transfer to Roche all (i) regulatory filings in its possession and control relating to the Product in the Field in the Roche Territory (other than for Unilateral Studies conducted by Atea in the Roche Territory, and Clinical Studies of Product in the Retained Indications in the Roche Territory), (ii) copies of all relevant historical clinical data for the Product in the Field in the Roche Territory, (iii) copies of all material correspondence with the Regulatory Authorities for the Product in the Field in the Roche Territory, (iv) copies of regulatory dossiers containing information necessary or useful to Roche in connection with its regulatory filings for all Products in the Field in the Roche Territory, including, but not limited to clinical trial dossiers, regulatory correspondence, Regulatory Authority meeting minutes and study reports from completed non-clinical and clinical studies, and (v) comprehensive electronic Clinical Study, Post-Approval Commitment Study and Phase IV Study data relevant to the Product in the Field in an appropriate format. For all completed study reports so transferred to Roche, Atea shall provide necessary documentation to confirm data reliability, including, but not limited to original author signatures, raw data lists, GLP and GCP compliance information. All documentation is to be provided in English. Atea shall assist Roche in conducting any required GMP audit related to the above-mentioned documentation. Roche shall have the right to use all data and documents provided to Roche under this paragraph in its own filings and interactions with Regulatory Authorities for the Product in the Field in the Roche Territory, and for Unilateral Studies conducted by Roche in the Atea Territory, also in the Atea Territory.

From time to time as agreed by the JSC, Roche shall transfer to Atea (i) copies of all relevant historical clinical data for the Product in Roche’s possession or control, (ii) copies of all material correspondence with the Regulatory Authorities for the Product in the Field in the Roche Territory, (iii) copies of regulatory dossiers containing information necessary or useful to Atea in connection with its regulatory filings for all Products, including, but not limited to clinical trial dossiers, regulatory correspondence, Regulatory Authority meeting minutes and study reports from completed non-clinical and clinical studies, and (iv) comprehensive electronic Clinical Study, Post-Approval Commitment Study and Phase IV Study data relevant to the Products in an appropriate format. For all completed study reports so transferred to Atea, Roche shall provide necessary documentation to confirm data reliability, including, but not limited to original author signatures, raw data lists, GLP and GCP compliance information. Roche shall assist Atea in conducting any required GMP audit related to the above-mentioned documentation. Atea shall have the right to use all data and documents provided to Atea under this paragraph in its own filings and interactions with Regulatory Authorities for the Product in the Field in the Atea Territory, and for Unilateral Studies, Clinical Studies for the Retained Indications, and Atea Ongoing Studies until hand-over of responsibility to Roche, in each case conducted by Atea in the Roche Territory, also in the Roche Territory.

In the event a Party cannot conduct regulatory activities independent of the other Party which would be needed to pursue Regulatory Approval of Products in the Roche Territory (for Roche) or the Atea Territory (for Atea), the other Party shall use Commercially Reasonable Efforts to assist the first Party and/or conduct any such regulatory activities on the first Party’s behalf at the first Party’s cost and expense.

Atea shall have, and Roche hereby grants to Atea, a right of reference and access to the regulatory filings for Product made by Roche in the Roche Territory, for the purpose of making regulatory filings in the Atea Territory for Product. Roche shall have, and Atea hereby grants to Roche, a right of reference and access to the regulatory filings for Product made by Atea in the Atea Territory, for the purpose of making regulatory filings in the Roche Territory for Product.

Notwithstanding the foregoing, Atea shall have the right and the responsibility for all regulatory affairs related to Products in the Territory for the Retained Indications, including the preparation and filing of applications for Regulatory Approval in the Retained Indications in the Territory.

7.2 Pharmacovigilance Agreement

The Parties shall execute a separate pharmacovigilance agreement as deemed applicable as soon as practicable after the Effective Date, but no later than the Initiation of the first Phase III Study in the Roche Territory or the first Regulatory Approval in the Roche Territory after the Effective Date (whichever comes first). Such pharmacovigilance agreement shall set forth the responsibilities and obligations of the Parties with respect to the procedures and timeframes for compliance with the applicable laws and regulations pertaining to safety reporting of the Product(s) and their related activities.

8. Manufacture and Supply

8.1 Clinical Supply of Product and Technology Transfer

8.1.1	[***] Manufacture and Supply by Atea

Atea shall have the responsibility for supplying API for technical development, as well as for clinical supply of the Products for the Field in the Territory for [***], and [***] of such supply by Atea, other than for the Atea Ongoing Studies and any Unilateral Study conducted by Atea, shall be [***]. Notwithstanding the foregoing, Roche will have the right to take over any part of the manufacture and supply of the Product for the Field in the Roche Territory at any time during [***]. The Parties will meet during [***] to discuss and decide on a hand-over plan of supply responsibilities in order to ensure a seamless continuation of manufacturing and supply beyond [***].

8.1.2	Manufacture and Supply after [***]

[***], after [***], Atea will remain responsible, at its own expense, for the manufacture and supply of clinical supplies of the Products for any Unilateral Study conducted by Atea and any Atea Ongoing Studies, and Roche shall be responsible at its own expense for the manufacture and supply of clinical supplies of the Products for sites included in the Clinical Studies conducted pursuant to the Global Development Plan other than any Atea Ongoing Studies, and for all sites for any Unilateral Study conducted by Roche. Notwithstanding the foregoing, the Parties will use Commercially Reasonable Efforts to ensure that the clinical supply of Products for use in the Field is obtained in a manner that is cost efficient and practical, which may include utilizing the other Party or the other Party’s CMO or other Third Manufacturer, as applicable.

8.1.3	First Generation Process Technology Transfer

Atea shall initiate within [***] days of the Effective Date a technology transfer to Roche in accordance with the plan set forth in Appendix 8.1.3 (as may be revised by mutual consent of the Parties) to enable Roche (or Roche’s designee(s)) to manufacture Compounds and Products using the First Generation Process.

8.1.4	Second Generation Process Technology Transfer

In addition, within [***] days after completion of the Early Second Generation Process Development for the Second Generation Process, Atea shall initiate substantially the same technology transfer to Roche with respect to the Second Generation Process to enable Roche (or Roche’s designee(s)) to conduct the Later Process Development for the Second Generation Process in accordance with a mutually agreed technology transfer plan. Atea shall inform Roche regularly at the JMC about its development efforts regarding the Second Generation Process, including about Atea’s interactions with Third Parties that are involved in such development efforts. In addition, and upon Roche’s request, Atea shall provide Roche with all information and documents regarding such development efforts. In case the JSC decides to use the Second Generation Process for commercial supply, Atea shall complete within [***] days substantially the same technology transfer to Roche as for the First Generation Process with respect to the Second Generation Process to enable Roche (or Roche’s designee(s)) to conduct the Later Process Development for the Second Generation Process in accordance with a mutually agreed technology transfer plan.

8.1.5	Costs and Expenses of Technology Transfer

[***].

8.2 Commercial Supply of Products

Roche shall be responsible for the manufacture of commercial supplies of the Product for use in the Field in the Territory. Atea shall order all commercial supplies of the Product for use in the Field for the Atea Territory from Roche. Unless otherwise agreed by the Parties, within [***] days after the Effective Date, the Parties will negotiate in good faith and enter into a written supply agreement for the commercial supply of Products for use in the Field by Roche to Atea, with a related quality agreement providing for commercial supply of Product for use in the Field by Roche to Atea as the primary supplier and on the terms set forth in Appendix 8.2 hereto and other reasonable and customary terms (the “Supply Agreement”).

Promptly after the Effective Date, each Party will prepare an initial good faith [***] rolling forecast of its demand, split into [***] buckets, in the Atea Territory or the Roche Territory (as applicable) for the Product for commercialization purposes in the Field (each a “Demand Forecast Plan”). The Parties shall discuss and align the Demand Forecast Plans for consolidation to be presented and approved at the JSC.

In the event of a Roche Inability to Supply, following discussion between the Parties, solely during the pendency of such Roche Inability to Supply (unless otherwise agreed by the Parties, such agreement not to be unreasonably withheld), Atea may engage its own CMO(s) for commercial supply of the Product for use in the Field for the Atea Territory to the extent in accordance with the Demand Forecast Plan and according to Roche’s Safety, Security, Health and Environmental Protection (SHE) and GMP standards.

8.3 Manufacturing Process Development and Specifications

8.3.1	Early Second Generation Process Development

Atea shall have the responsibility at its own expense for the development of the Second Generation Process until the manufacture of a batch of at least [***] of Drug Substance is achieved, consisting of [***], using the Second Generation Process and meeting the applicable Specifications (the “Early Second Generation Process Development”). Roche will cooperate with and provide reasonable consultative and in-kind support of such Early Second Generation Process Development at its own expense.

8.3.2	First Generation Process Development, Later Second Generation Process Development and Commercial Scale-Up

Subject to Atea’s technology transfer obligations pursuant to Section 8.1.3, Roche shall have the responsibility [***] for (a) any further development and scale-up of the First Generation Process (“First Generation Process Development”), (b) the development and scale-up of the Second Generation Process after the Early Second Generation Process Development (the “Later Second Generation Process Development”), and (c) scale-up of global commercial manufacturing of Drug Product (“Commercial Scale-Up”). Atea will cooperate with and provide reasonable consultative and in-kind support of such First Generation Process Development, Later Second Generation Process Development and Commercial Scale-Up [***].

8.3.3	Specifications

The Parties will mutually agree in good faith on the manufacturing and release specifications, including without limitation testing methods and acceptance criteria, for Drug Substance and Drug Product, for each of the First Generation Process and the Second Generation Process (for the Second Generation Process as further specified in Appendix 8.3.3), in each case as updated by the JSC from time to time (the “Specifications”). Each Party shall be solely responsible for establishing the specifications for packaging and labeling of finished Drug Product in its Respective Territory.

8.3.4	Decision Making

The Parties will collaborate and strive for consensus decision making on matters relating to First Generation Process Development, Early Second Generation Process Development, Later Second Generation Process Development, Commercial Scale-Up, Specifications and the choice of whether to use the First Generation Process or Second Generation Process for commercial manufacturing of Drug Substance, through the JMC. If the Parties are unable to agree on any such matters, the matter will be escalated to the JSC.

8.4 Supply for Retained Indications

Notwithstanding anything to the contrary in this Article 8, Atea shall have the sole right and responsibility for the supply of Compound and Product in the Territory for the Retained Indications at its own cost, unless the Parties otherwise agree in writing.

9.	Commercialization

9.1	Responsibility

Roche, at its own expense, shall have the sole responsibility and decision-making authority for the marketing, promotion, sale and distribution of Products in the Field in the Roche Territory.

Atea, at its own expense, shall have the sole responsibility and decision-making authority for the marketing, promotion, sale and distribution of Products in the Atea Territory (subject to Section 2.3 and any Co-Promotion Agreement).

The JOC will review the Parties’ commercialization plans for their Respective Territories for Product for use in the Field, to monitor brand messaging and to make recommendations for consistency and optimization of such messaging. Atea shall in good faith consider reasonable comments from Roche relating to commercialization plans for the Product in the Field in the Atea Territory, made through the JOC or JSC.

9.2 Pricing

The Parties will consider in good faith any global guidelines and strategy for pricing agreed to by the JSC (which shall be non-binding) in establishing pricing of Products. Notwithstanding any provision to the contrary set forth in this Agreement, all decisions for each Product related to any pricing matter, including list price, targeted net pricing, sales-weighted average discounts and rebates, pricing strategy (including the approach to pricing with different types of accounts and plans, including types of discounts and rebates), any non-U.S. equivalents of all of the foregoing, and modifications to any of the foregoing, will be solely made by (a) Roche for the Roche Territory and (b) Atea for the Atea Territory.

9.3 Diligence

Roche shall use Commercially Reasonable Efforts to pursue further development and commercialization of Products in the Field in the Roche Territory (other than for the Retained Indications, unless and until the Parties enter into an amendment pursuant to Section 2.1.4). Atea shall use Commercially Reasonable Efforts to pursue further development (and commercialization, in case Atea exercises its Co-Promotion Option) of Products in the Field in the Atea Territory (other than for the Retained Indications). Roche shall be deemed to use Commercially Reasonable Efforts if Roche develops and commercializes at least one Product in at least one Indication. Roche (and its Affiliates) shall not be obliged to seek to market such Product in every country or seek to obtain Regulatory Approval in every country of the Roche Territory. As a result, the exercise of diligence by Roche is to be determined by judging Roche’s Commercially Reasonable Efforts in the Roche Territory, taken as a whole.

10. Payment

10.1 Initiation Payment

Within [***] days after the Effective Date and receipt of an invoice from Atea, Roche shall pay to Atea three hundred and fifty million US Dollars (US$ 350,000,000).

10.2 Development and Regulatory Event Payments

Roche shall pay up to a total of three hundred and thirty million US Dollars (US$ 330,000,000) in relation to the achievement of development and regulatory events with respect to Products. The development and regulatory event payments under this Section 10.2 shall be paid by Roche according to the following schedule of development and regulatory events:

Development and Regulatory Event	US Dollars (in millions)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total potential development and regulatory event payments:	330

Each development and regulatory event payment shall be paid only once, the first time that any Product reaches the applicable triggering event and receipt of an invoice, regardless of the number of times such events are reached and by how many Products, subject to Section 10.5.

Upon reaching development and regulatory events (or in the case of manufacture by Atea of a Qualifying Second Generation Batch, receipt of notice by Roche from Atea that Atea has reached such development and regulatory event and confirmation by Roche of the same), Roche shall notify Atea within [***] days of the achievement of each milestone event described in this Section 10.2 and shall be paid by Roche to Atea within [***] days after receipt of an invoice from Atea.

10.3 Sales Based Events

Roche shall pay to Atea up to a total of three hundred and twenty million US Dollars (US$ 320,000,000) based on Calendar Year Net Sales of a Product in the Roche Royalty Territory:

Sales-Based Event	US Dollars (in millions)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total potential sales-based event payments:	320

Each of the sales-based event payments shall be paid no more than once [***] days after the end of the Calendar Quarter in which the event first occurs for the Product in the Roche Royalty Territory first reaching the respective Calendar Year Net Sales threshold and receipt of an invoice from Atea, and shall be non-refundable

10.4 Royalty Payments.

10.4.1 Royalty Term

On a Product-by-Product and country-by-country basis, Roche shall pay to Atea royalties on Net Sales of Products in such country in the Roche Royalty Territory during the relevant Royalty Term. Thereafter, the licenses granted to Roche for a given Product in such country shall be fully paid up, irrevocable and royalty-free.

10.4.2 Royalty Rates

The following royalty rates shall apply to the respective tiers of aggregate Calendar Year Net Sales of a Product in the Roche Royalty Territory, on an incremental basis, as follows:

Tier of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
[***]	[***]
[***]	[***]
[***]	[***]

For example, if Net Sales of a Product in the Roche Royalty Territory for a given Calendar Year are US$ [***] million, and such Product is a Patent Product, then royalties owed to Atea on such Net Sales of such Product for that Calendar Year shall equal US$ [***] calculated as follows:

[***]

For the purpose of calculating royalties for a Product, Calendar Year Net Sales and the royalty rates shall be subject to the following adjustments, as applicable:

10.4.3 Combination Product

If Roche or its Affiliates intend to sell a Combination Product, then the Parties shall meet approximately [***] prior to the anticipated First Commercial Sale of such Combination Product in the Territory to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative commercial value contributed by the components of the Combination Product (the “Relative Commercial Value”). If, after such good faith negotiations not to exceed [***] days, the Parties cannot agree to an appropriate adjustment, the dispute shall be initially referred to the executive officers of the Parties in accordance with Section 21.2.

If the Parties are unable to agree on the Relative Commercial Value within [***] days of such referral, then the Relative Commercial Value shall be determined by the following procedure. Roche will select [***], Atea will select [***], and those [***] individuals shall select [***] and who shall be chairman of a committee of the [***] Experts (the “Expert Committee”), each with a single deciding vote. The Expert Committee will promptly hold a meeting to review the issue under review, at which it will consider memoranda submitted by each Party at least [***] days before the meeting, as well as reasonable presentations that each Party may present at the meeting. The determination of the Expert Committee as to the issue under review will be binding on both Parties. The Parties will share equally in the costs of the Expert Committee. Unless otherwise agreed to by the Parties, the Expert Committee may not decide on issues outside the scope mandated under terms of this Agreement.

10.4.4 No Valid Claim; Generic Competition

For a given Product, if in a given country within the Territory there is:

(a)	no Composition of Matter Claim that Covers such Product remains in such country (i.e., such Product is not a Patent Product in such country); or

(b)	entry of a Generic Product has occurred;

then the royalty payments due to Atea for such Product in such country shall be reduced by [***]. If both a) and b) have occurred, then the Royalty Term for such Product in such country shall end (unless the Royalty Term had expired prior to such time for a given Product in a given country), royalties shall no more be due by Roche in such country for such Product, and the license in that country for such Product shall be fully paid-up and irrevocable.

10.4.5 Apportionment of Compulsory Sublicensee Consideration

Compulsory Sublicense Compensation received by the Roche Group from a Compulsory Sublicensee during the Royalty Term for a Product in a country shall be shared with Atea on an equivalent profit share percentage (the “Compulsory Profit Share Percentage”) calculated for the respective Calendar Year as follows:

[***]

At the end of the Calendar Year, Roche shall pay to Atea the [***]. For clarity, any sales or payments by Compulsory Sublicensees under a Compulsory Sublicense shall not be considered as Net Sales and shall not give rise to any royalty payment under Section 10.4.2 of this Agreement.

10.5 Payments for Products containing [***]

In case the JSC decides to pursue development or commercialization of a Product that contains a [***], then at the time such decision is made, the Parties shall discuss in good faith any reasonable adjustments that may be appropriate to make to the payments from Roche to Atea based on Sections 10.2, 10.3, and 10.4, prior to commencement of any such activities, subject to the following sentence. [***].

10.6 Third Party Payments

[***] shall be responsible for and pay or have paid the entire consideration owed to any Third Party in relation to [***]. To the extent [***] fails to make any [***] when due, [***] may make such payment to the applicable Third Party [***]. In such event, or if [***] as provided in [***] or enters into a [***] as provided in [***] and makes [***] thereunder, [***] may request [***] as provided in [***] or [***] of such [***] under this Agreement.

The responsibility for payment of consideration owed to any Third Party in relation to [***] shall be [***]. The Party making [***] shall be [***] (or, in the case of [***]).

In the event that both [***] and [***] are made under the same agreement with the same Third Party and cannot be clearly distinguished from each other, then the Parties will discuss in good faith and agree on which part of such payments is attributable to [***] or [***]. If, after such good faith negotiations not to exceed [***] days, the Parties cannot agree to an appropriate allocation, the dispute shall be initially referred to the executive officers of the Parties in accordance with Section 21.2. If the Parties are unable to agree on the allocation within [***] days of such referral, then such allocation shall be determined by the procedure described in the second paragraph of Section 10.4.3.

10.7 Disclosure of Payments

Each Party acknowledges that the other Party may be obligated to disclose this financial arrangement, including all fees, payments and transfers of value, as may be advisable or required under Applicable Law, including the US Sunshine Act.

11. Accounting and reporting

11.1 Timing of Royalty Payments

Roche shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall share with Atea within [***] days after the end of each Accounting Period in which Net Sales occur a good faith estimate of the royalties payable to Atea for such Accounting Period. Within [***] days after the end of each Accounting Period, Roche shall pay the royalties on Net Sales to Atea in line with the finally reported Net Sales for each Calendar Quarter as set forth in Section 11.6, which finally reported Net Sales (i) Roche shall report to Atea during such time period, (ii) may deviate from the good faith estimate provided earlier, and (iii) shall be relevant for the purposes of calculating the royalty owed under Section 10.4.

11.2 Late Payment

Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by Applicable Law, at [***] percentage points above the [***], as reported by Reuters from time to time, calculated on the number of days such payment is overdue.

11.3 Method of Payment

Royalties on Net Sales shall be paid by Roche in US Dollars (the “Payment Currency”) to account(s) designated by Atea. All other amounts payable by a Party to the other Party hereunder shall be paid in the Payment Currency to account(s) designated by the other Party.

11.4 Currency Conversion

When calculating the Sales of any Product that occur in currencies other than the Payment Currency, Roche shall convert the amount of such sales into Swiss Francs and then into the Payment Currency using Roche’s then-current internal foreign currency translation method actually used on a consistent basis in preparing its audited financial statements (at the Effective Date, YTD average rate as reported by Reuters).

11.5 Blocked Currency

In a given country, if by reason of Applicable Law (for example governmental restrictions on foreign exchange trade) the local currency is blocked and cannot be removed from such country, Roche will notify Atea in writing and

(a)	Atea will have the right to receive the applicable royalties of Net Sales in such country in local currency by deposit in a local bank designated by Atea, or

(b)

if such local currency payment is not allowed by reason of Applicable Law or if otherwise requested by Atea, then the royalties related to such Net Sales in such country shall continue to be accrued and shall continue to be reported, but such royalties will not be paid until the sales proceeds related to such Net Sales may be removed from such country. At such time as Roche, its Affiliates or their Sublicensees, as the case may be, is able to remove the sales proceeds related to such Net Sales from such country, Roche shall also pay such accrued royalties in Payment Currency using the actual exchange rate which is used to remove such sales proceeds from such country.

11.6 Royalty Reporting

With each royalty payment Roche shall provide Atea in writing for the relevant Calendar Quarter on a Product-by-Product basis the following information:

(a)	Sales in Swiss Francs;

(b)	Net Sales in Swiss Francs;

(c)	adjustments made pursuant to Section 10.4.3, adjustments made pursuant to Sections 10.4.4 or 10.5; and

(d)	total royalty payable in the Payment Currency after adjustments made pursuant to Sections 10.4.4 or 10.5 and the conversion rate used to calculate the same.

11.7 Reimbursement

For reimbursement of Out of Pocket Expenses and FTE Costs incurred by or on behalf of either Party or any of its Affiliates in connection with its activities under [***], as soon as practicable after the end of each Calendar Quarter, but in any event no later than [***] days after the end of each such Calendar Quarter, each Party shall share with the other Party a good faith estimate of such reimbursable costs incurred by such Party. In no event later than [***] days after the end of such Calendar Quarter each Party shall update the good faith estimate to reflect changes in the Out of Pocket Expenses and FTE Costs (each, a “Reconciliation Interim Report”), together with reasonable supporting documentation for such costs. Each Party shall have [***] days after the delivery of the other Party’s Reconciliation Interim Report to review and ask questions.

Within [***] days following the end of such Calendar Quarter, each Party shall update its Reconciliation Interim Report to reflect the final amounts and the Parties shall coordinate to aggregate the reports to calculate the total amount to be reimbursed under this Agreement (“Reconciliation Final Report”). The Party that owes payment to the other Party pursuant to the Reconciliation Final Report shall pay such amount (to the extent not subject to a good faith dispute) within [***] days after receipt of an invoice from the Party that is due payment.

For all amounts for which a Party (the “Owing Party”) is obligated to reimburse or pay the other Party (the “Owed Party”) pursuant to this Agreement for which no specific provision is provided hereunder regarding how such payment shall be made, the Owed Party shall send to the Owing Party an invoice for such amount within [***] days after the Owed Party’s determination that such amount is payable by the Owing Party, which invoice shall include a reference to the section of this Agreement under which the Owed Party is requesting reimbursement or payment and be accompanied by reasonable documentation of the incurrence or accrual of the costs to be reimbursed. Payment with respect to each such invoice shall be due within [***] days after receipt by the Owing Party thereof.

12. Taxes

12.1 Indirect Taxes

All payments provided for in this Agreement are exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any such payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of any such payments following the receipt, where applicable, of an Indirect Taxes invoice issued by the payee Party in respect of those payments. The Parties shall cooperate in good faith to minimize Indirect Taxes addressed in this Section 12.1 in accordance with Applicable Law.

12.2 Tax Withholding

Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of Applicable Law; provided, however, that [***]. The Party that is required by Applicable Law to make such deduction or withholding shall deduct such amounts from such payment, promptly pay such amount on behalf of the other Party to the proper governmental authority, and promptly furnish the other Party with proof of payment on a timely basis following such payment. [***].

12.3 Assistance

Each Party agrees to reasonably assist the other Party in claiming refunds or exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

12.4 Tax Documentation

Each Party receiving payments under this Agreement shall provide to the other Party, at the time or times reasonably requested by such other Party or as required by Applicable Law, such properly completed and duly executed documentation (for example, IRS Form W-9 or applicable Form W-8) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes.

12.5 Tax Information

[***]

13. Auditing

13.1 Atea Right to Audit

Roche shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable under this Agreement. Such books of accounts shall be kept at their principal place of business. Atea shall, at its own expense, have the right to engage an internationally recognized independent public accountant reasonably acceptable to Roche to perform, on behalf of Atea, an audit of such books and records of Roche and its Affiliates that are deemed necessary by the independent public accountant to report on Net Sales of Product for the period or periods requested by Atea and the correctness of any financial report or payments made under this Agreement.

13.1.1

Upon timely request and at least [***] working days’ prior written notice from Atea, such audit shall be conducted for those countries Atea has specifically requested, during regular business hours in such a manner as to not unnecessarily interfere with Roche’s normal business activities. Such audit shall be limited to results in the [***] Calendar Years prior to audit notification, and if Atea requests an audit for a given Calendar Year, no additional audits may be conducted in the Territory for such Calendar Year. If Atea does not request an audit of a given Calendar Year on or before the [***] anniversary of the end of such Calendar Year, then Atea will be deemed to have accepted the royalty payments and reports in such Calendar Year.

13.1.2	Such audit shall not be performed more frequently than [***] per Calendar Year nor more frequently than once with respect to records covering any specific period of time.

13.1.3

All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying royalty statements, shall be treated as Roche’s Confidential Information subject to the obligations of this Agreement and need neither be retained more than [***] year after completion of an audit hereof, if an audit has been requested; nor more than [***] years from the end of the Calendar Year to which each shall pertain; nor more than [***] years after the date of termination of this Agreement.

13.2 Audit Reports

The auditors shall only state factual findings in the audit reports and shall not interpret the agreement. The auditors shall share all draft audit findings with Roche before sharing such findings with Atea and before the final audit report is issued. The final audit report shall be shared with Roche at the same time it is shared with Atea.

13.3 Over-or Underpayment

If the audit reveals an overpayment, Atea shall reimburse Roche for the amount of the overpayment within [***] days. If the audit reveals an underpayment, Roche shall make up such underpayment with the next royalty payment or, if no further royalty payments are owed by Roche, Roche shall reimburse Atea for the amount of the underpayment within [***] days. Roche shall pay for the audit costs if the underpayment of Roche exceeds [***] of the aggregate amount of royalty payments owed with regard to the royalty statements subject to the audit. Section 11.2 shall apply to this Section 13.3.

14. Intellectual Property

14.1 Ownership of Inventions and Collaboration Know-How

Atea shall own all Atea Inventions, Roche shall own all Roche Inventions, and Atea and Roche shall jointly own all Joint Inventions. Atea and Roche each shall require all of its employees to assign all inventions related to Products made by them to Roche and Atea, as the case may be.

The determination of inventorship for Inventions shall be in accordance with US inventorship laws as if such Inventions were made in the US.

Subject to the licenses granted under this Agreement, Atea and Roche will each have an equal undivided share in the Joint Patent Rights, without obligation to account to the other for exploitation thereof, or to seek consent of the other Party for the grant of any license thereunder. Each Party hereby waives any right it may have under the laws of any jurisdiction to require such approval, consent or accounting with respect to jointly owned Inventions and Joint Patent Rights. Each Party hereby grants to the other party a nonexclusive, royalty-free (except as provided in this Agreement), worldwide license, with the right to grant sublicenses through multiple tiers (except as otherwise expressly provided in this Agreement) under their undivided interest in jointly owned Inventions and Joint Patent Rights to exploit jointly owned Inventions.

Except as specifically set forth herein, this Agreement shall not be construed as (i) giving any of the Parties any license, right, title, interest in or ownership to the Confidential Information; (ii) granting any license or right under any intellectual property rights; or (iii) representing any commitment by either Party to enter into any additional agreement, by implication or otherwise.

With respect to Know-How (other than Inventions) generated pursuant to the Global Development Plan, Atea shall own such Know-How made by employees of Atea solely or jointly with a Third Party, Roche shall own such Know-How made by employees of the Roche Group solely or jointly with a Third Party, and the Parties shall jointly own such Joint Know-How.

14.2 German Statute on Employee Inventions

In accordance with the German Statute on Employees Inventions, each Party agrees to claim the unlimited use of any Invention conceived, reduced to practice, developed, made or created in the performance of, or as a result of, any activities conducted under the Agreement by employees of any German Affiliates. For the avoidance of doubt, each Party is responsible for fulfilling the obligations towards their employees under the German Statute of Employee’s Inventions.

14.3 Trademarks

[***] shall have the right to obtain the International Non-proprietary Name (INN) from the World Health Organization and the US Adopted Name (USAN) from the US adopted Names Council (USANC) as the generic name(s) for the Products other than [***].

Atea shall own all trademarks used on or in connection with Products in the Atea Territory, and shall, at its sole cost, be responsible for procurement, maintenance, enforcement and defense of all trademarks used on or in connection with Products in the Atea Territory.

Roche shall own all trademarks used on or in connection with Products in the Roche Territory, and shall, at its sole cost, be responsible for procurement, maintenance, enforcement and defense of all trademarks used on or in connection with Products in the Roche Territory.

The Parties shall attempt to use a global trademark and logo for the Product; provided, that each Party may use such trademark as it selects to promote the sale of the Product in its Respective Territory (the “Product Trademarks”). Each Party shall grant the other Party a non-exclusive, royalty-free license to use the Product Trademarks it selects and owns solely for the purposes of manufacturing, distributing, promoting, selling and offering for sale the Product as permitted by this Agreement. Such trademark licenses shall be non-transferable, except that Atea shall have the right to sublicense such rights to its licensees in the Atea Territory, and Roche shall have the right to sublicense such rights to its permitted Sublicensees in the Roche Territory.

The Party owning each Product Trademark shall maintain all registrations of such Product Trademarks and the other Party shall not file any registrations or other filings in respect of any of such Product Trademarks without the owner’s prior written consent.

Each Party shall use the Product Trademarks in accordance with sound trademark and trade name usage principles and in accordance with all Applicable Law as reasonably necessary to maintain the validity and enforceability of the Product Trademarks. Each Party recognizes that the Product Trademarks owned by the other Party represent a valuable asset of such other Party, and that substantial recognition and goodwill are associated with such name, logo and trademarks. Each Party hereby agrees that, except as expressly stated in this Agreement or otherwise agreed in writing by the other Party, it shall not use such other Party’s Product Trademarks for any purpose.

14.4 Prosecution of Atea Patent Rights

Atea shall, at its own expense (and with regard to (i) at its own discretion), (i) Handle all Atea Patent Rights, (ii) consult with Roche as to the Handling of such Atea Patent Rights, and (iii) furnish to Roche copies of all documents relevant to any such Handling. Atea shall furnish such documents and consult with Roche [***] before any action by Atea is due to allow Roche to provide comments thereon, [***]. At Atea’s expense and reasonable request, Roche shall cooperate, in all reasonable ways with the Handling of all Atea Patent Rights.

14.5 Abandonment of Atea Patent Rights

If Atea determines to abandon any Atea Patent Right that is licensed to Roche under this Agreement then, prior to such abandonment, Atea shall offer such Patent Right to Roche to Handle thereafter at its own cost and expense, subject to the following: Roche shall (i) consult with Atea, through the patent coordination team as to the Handling thereof, and (ii) furnish to Atea copies of all documents relevant to any such Handling.

14.6 Prosecution of Roche Patent Rights Claiming Roche Inventions

Roche shall, at its own expense (and with regard to (i) at its own discretion), (i) Handle all Roche Patent Rights claiming Roche Inventions, (ii) consult with Atea as to the Handling of such Roche Patent Rights, and (iii) furnish to Atea copies of all documents relevant to any such Handling. Roche shall furnish such documents and consult with Atea [***] before any action by Roche is due with respect to such Roche Patent Rights to allow Atea to provide comments thereon, [***]. At Roche’s expense and reasonable request, Atea shall cooperate, in all reasonable ways with the Handling of all such Roche Patent Rights.

14.7 Abandonment of Roche Patent Rights Claiming Roche Inventions

If Roche determines to abandon any Roche Patent Right Covering Roche Inventions then, prior to such abandonment, Roche shall offer such Patent Right to Atea to Handle thereafter at its own cost and expense, subject to the following: Atea shall (i) consult with Roche, through the patent coordination team as to the Handling thereof, and (ii) furnish to Roche copies of all documents relevant to any such Handling.

14.8 Prosecution of Joint Patent Rights

Atea shall, at its own expense (and with regard to (i) at its own discretion), (i) Handle all Joint Patent Rights that claim the Compound or Product, or the composition or formulation, methods-of-treatment, or therapeutic uses of the Compound or Product (except such Joint Patent Rights that claim manufacturing processes, intermediates, and IV formulations resulting from any IV Lead Compound Formulation activities), (ii) consult with Roche as to the Handling of such Joint Patent Rights, and (iii) furnish to Roche copies of all documents relevant to any such Handling. Atea shall furnish such documents and consult with Roche [***] before any action by Atea is due to allow Roche to provide comments thereon, [***]. At Atea’s expense and reasonable request, Roche shall cooperate, in all reasonable ways with the Handling of all such Joint Patent Rights.

Roche shall, at its own expense and discretion, (i) Handle all Joint Patent Rights that are not Handled by Atea, (ii) consult with Atea as to the Handling of such Joint Patent Rights, and (iii) furnish to Atea copies of all documents relevant to any such Handling. Roche shall furnish such documents and consult with Atea [***] before any action by Roche is due to allow Atea to provide comments thereon, [***]. At Roche’s expense and reasonable request, Atea shall cooperate, in all reasonable ways with the Handling of all such Joint Patent Rights.

14.9 Abandonment of Joint Patent Rights

If the Party Handling Joint Patent Rights pursuant to Section 14.8 determines to abandon any Joint Patent Right then, prior to such abandonment, such Party shall offer such Joint Patent Right to the other Party to Handle thereafter at its own cost and expense, subject to the following: the other Party shall (i) consult with the abandoning Party, through the patent coordination team as to the Handling thereof, and (ii) furnish to the abandoning Party copies of all documents relevant to any such Handling.

14.10 Patent Coordination Team

Where the Parties need to consult with each other on the Handling of Patent Rights, the Parties shall establish a patent coordination team and shall adopt procedures for interacting on patent matters.

14.11 [***]

14.12 CREATE Act

It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in 35 USC § 102(c) (AIA). In the event that either Party to this Agreement intends to overcome a rejection of a claimed invention covered by Joint Patent Rights or the Atea Patent Rights pursuant to the provisions of 35 USC §§ 102(a)-(d), such Party shall first obtain the prior written consent of the other Party. Following receipt of such written consent, such Party shall limit any amendment to the specification or statement to the patent office with respect to this Agreement to that which is strictly required by the applicable subsection of 35 USC § 102 and the rules and regulations promulgated thereunder and which is consistent with the terms and conditions of this Agreement (including the scope of the Global Development Plan). To the extent that the Parties agree that, in order to overcome a rejection of a claimed invention covered by Joint Patent Rights or the Atea Patent Rights pursuant to the provisions of the applicable subsection of 35 USC § 102, if the filing of a terminal disclaimer is required or advisable, the Parties shall first agree on terms and conditions under which the patent application subject to such terminal disclaimer and the patent or application over which such application is disclaimed shall be jointly enforced, to the extent that the Parties have not previously agreed to such terms and conditions. In the event that Roche enters into an agreement with a Third Party with respect to the further research, development or commercialization of a Product, Atea shall, upon Roche’s request, similarly enter into such agreement with such Third Party for the purposes of furthering the Parties’ objectives under this Agreement, provided that such agreement does not place any material obligation on Atea.

14.13 Infringement

Each Party shall promptly provide written notice to the other Party during the Agreement Term of any (a) known infringement or suspected infringement by a Third Party of any Atea Patent Rights, Roche Patent Rights or Joint Patent Rights (an “Infringement”), or (b) known or suspected unauthorized use or misappropriation by a Third Party of any Atea Know-How, Roche Know-How or Joint Know-How (a “Misappropriation”), and shall provide the other Party with all evidence in its possession supporting such Infringement or Misappropriation.

Within [***] days after the Dominant Party provides or receives such written notice (“Decision Period”), the Dominant Party, in its sole discretion, shall decide whether or not to initiate a suit or action in the Territory regarding such infringement or unauthorized use or misappropriation and shall notify other Party of its decision in writing (“Suit Notice”). The “Dominant Party” shall be (i) Roche in the case of (A) a Misappropriation of Roche Know-How in the Atea Territory (a “US Roche Know-How Misappropriation” or (B) an Infringement or Misappropriation in the Roche Territory, and (ii) Atea in the case of an Infringement or Misappropriation of in the Atea Territory other than a US Roche Know-How Misappropriation.

If the Dominant Party decides to bring a suit or take action, once the Dominant Party provides Suit Notice, the Dominant Party may immediately commence such suit or take such action. In the event that the Dominant Party (i) does not in writing advise the other Party within the Decision Period that the Dominant Party will commence suit or take action, or (ii) fails to commence suit or take action within a reasonable time after providing Suit Notice, the other Party shall thereafter have the right to commence suit or take action and shall provide written notice to the Dominant Party of any such suit commenced or action taken by it.

Upon written request, the Party bringing suit or taking action (“Initiating Party”) shall keep the other Party informed of the status of any such suit or action and shall provide the other Party with copies, to the extent the Initiating Party is lawfully permitted to do so, of all substantive documents or communications filed in such suit or action. The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action; provided that the other Party may engage counsel to monitor such suit or action at such other Party’s expense.

The Initiating Party shall, except as provided below, pay all expenses of the suit or action, including the Initiating Party’s attorneys’ fees and court costs. Unless otherwise agreed by the Parties, and subject to the Parties’ respective obligations under Article 16, all monies recovered upon the final judgment or settlement of any action described in this Section 14.13 shall be used as follows:

(a)	First, to reimburse the Initiating Party for its costs associated with such action and, if any remains, to the other Party for any fees and costs incurred in connection with such action; and

(b)	Second,

(i)	[***]; and

(ii)	[***].

If the Initiating Party believes it is reasonably necessary or desirable to obtain an effective remedy, upon written request the other Party agrees to be joined as a party to the suit or action but shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to the suit or action. At the Initiating Party’s written request, the other Party shall offer reasonable assistance to the Initiating Party in connection therewith at no charge to the Initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance. The other Party shall have the right to participate and be represented in any such suit or action by its own counsel at its own expense.

The Initiating Party may settle, consent judgment or otherwise voluntarily dispose of the suit or action (“Settlement”) without the written consent of the other Party but only if such Settlement can be achieved without adversely affecting the other Party or its Affiliates (including their interest in and to the Product or to any of their Patent Rights). If a Settlement could adversely affect the other Party, then the written consent of the other Party would be required, which consent shall not be unreasonably withheld.

For any patent that is not an Atea Patent Right or a Joint Patent Right, Roche, in its sole discretion, shall decide whether or not to initiate such suit or action in the Territory. Roche shall have full discretion as to how it wishes to handle such suit and may reach Settlement and retain all damages, settlement fees or other consideration under any terms and conditions it desires and retain whatever proceeds are realized in such suit or action. Only if a Settlement could adversely affect Atea or its Affiliates (including their interest in and to the Product or to any of their Patent Rights) shall the written consent of Atea be required, which consent shall not be unreasonably withheld.

14.14 Defense

14.14.1 Notice

If a Third Party asserts that a Patent Right controlled by it is, or will be, infringed by the exploitation of the Product in the Territory in accordance with this Agreement, then the Party first obtaining knowledge of such claim will promptly provide the other with prompt written notice thereof and the related facts in reasonable detail.

14.14.2 Responsibility to Defend

During the Agreement Term, if a Third Party asserts that a Patent Right controlled by such Third Party is infringed, or will be infringed, by the exploitation of the Product, then the JSC will promptly discuss the matter and the appropriate course of action. If the JSC cannot agree on a course of action within [***] days following the date on which the JSC receives notice of such Third Party claim, then: (a) Atea will have the first right, but not the obligation, to defend such claim in the Atea Territory using counsel of its own choosing, and (b) Roche will have the first right, but not the obligation, to defend such claim in the Roche Territory using external counsel agreed by the Parties. If the Party having the first right does not take affirmative steps to defend such claim in the Respective Territory within [***] days (or such shorter period of time as is legally required to answer to such claim), then the other Party may defend such claim in such territory.

The Party defending such claim will (i) keep the other Party reasonably informed regarding any such assertion, including by providing the other Party with copies of all pleadings and other documents filed in any proceeding relating to such claim, (ii) consider reasonable input from the other Party during the course of the claim, and (iii) provide the other Party with the opportunity to attend any substantive meetings, hearings, or other proceedings related to such claim (together with its own counsel, at its own expense) and to review and comment on all substantive documents related to such claim prior to filing or submission of such documents. The Parties will reasonably assist each other and cooperate and share information with respect to any such claim. Each Party will bear its own costs and expenses with respect to any such claim.

14.14.3 Settlement

Each Party is free to pursue or enter into any settlement or license agreement with any Third Party with respect to the Patent Rights that are the subject of a claim brought by a Third Party that a Patent Right controlled by such Third Party is infringed by the exploitation of the Product in the Relevant Territory without the other Party’s prior written consent provided such settlement or license agreement does not affect the other Party or its Affiliates (including their interest in and to the Product or to any of their Patent Rights). The Parties acknowledge and agree that [***].

14.15 Third Party Licenses

If in either Party’s opinion a license to Third Party Patent Rights or other intellectual property rights is necessary or reasonably useful to develop, make, use or sell Products, then such Party may notify the other Party in writing of the Third Party and the applicable intellectual property rights, and the Parties will cooperate to negotiate and enter into a license or other agreement with the Third Party to obtain a license to such Third Party intellectual property rights (a “Third Party IP License”). [***] shall have the first right to negotiate and enter into a Third Party IP License with a Third Party to obtain [***] Third Party Rights, and [***] shall have the first right to negotiate and enter into a Third Party IP License to obtain [***] Third Party Rights (the Party having the first right to negotiate and enter into any such license or other agreement being the “Primary Negotiating Party”). The Primary Negotiating Party will have the right for a reasonable period following such notice to negotiate the Third Party IP License or otherwise resolve the matter by, for example, challenging the relevant Third Party Patent Rights or conducting any oppositions, inter partes reviews or similar proceedings. If the Primary Negotiating Party is unable or unwilling to obtain such license within such reasonable period, then the other Party shall have the right to obtain such license from the Third Party or otherwise resolve the matter by, for example, challenging the relevant Third Party Patent Rights or conducting any oppositions, inter partes reviews or similar proceedings. Notwithstanding which Party negotiates and enters into a Third Party IP License pursuant to this Section 14.15, the Parties will mutually agree on the terms and conditions of any such Third Party IP License. If the Parties are unable to agree on the terms and conditions of any Third Party IP License, the matter will be escalated to the JSC.

14.16 Common Interest Disclosures

With regard to any information or opinions disclosed pursuant to this Agreement by one Party to each other regarding intellectual property or technology owned by Third Parties, the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect the conduct of the development or manufacturing activities under this Agreement or Compounds or Products, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the conduct of the development or manufacturing activities under this Agreement or Compounds or Products. Accordingly, the Parties agree that all such information and materials obtained by Atea and Roche from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of the Agreement. All information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party. Notwithstanding the foregoing, neither Party’s attorney represents the other Party.

14.17 Hatch-Waxman

Notwithstanding anything herein to the contrary, should a Party receive a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, known as the Hatch-Waxman Act), as amended, or its equivalent in a country other than the US, then such Party shall immediately provide the other Party with a copy of such certification.

Atea shall have the sole right to bring suit, at its expense, within a [***] day period from the date of any such certification in the Atea Territory.

Roche shall have the sole right to bring suit, at its expense, within the applicable, country-specific maximum period of time from the date of any such certification in the Roche Territory.

14.18 Patent Term Extensions

Atea shall use Commercially Reasonable Efforts to obtain all available patent term extensions, adjustments or restorations, or supplementary protection certificates (“SPCs”, and together with patent term extensions, adjustments and restorations, “Patent Term Extensions”) for Atea Patent Rights or Joint Patent Rights with respect to the Product that Atea Handles pursuant to Section 14.8. All filings for such Patent Term Extensions shall be made by Atea (unless the Parties otherwise agree in writing); provided, that in the event that Atea elects not to file for a Patent Term Extension, Atea shall (a) promptly inform Roche of its intention not to file and (b) grant Roche the right to file for such Patent Term Extension.

Roche shall use Commercially Reasonable Efforts to obtain all available SPCs and Patent Term Extensions for Roche Patent Rights or Joint Patent Rights with respect to the Product that Roche Handles pursuant to Section 14.8. All filings for such Patent Term Extensions shall be made by Roche (unless the Parties otherwise agree in writing); provided, that in the event that Roche elects not to file for a Patent Term Extension, Roche shall (a) promptly inform Atea of its intention not to file and (b) grant Atea the right to file for such Patent Term Extension.

Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such Patent Term Extensions. The Parties shall cooperate with each other in gaining patent term restorations, extensions or SPCs wherever applicable to such Atea Patent Rights, Roche Patent Rights or Joint Patent Rights.

15. Representations and Warranties

15.1 Atea Representations and Warranties.

Atea represents and warrants to Roche as follows as of the Effective Date:

15.1.1	Safety Data

Atea has disclosed to Roche and will immediately continue to disclose to Roche (i) the material results of all preclinical testing and human clinical testing of Products in its possession or control and (ii) all material information in its possession or control concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to Products, if any.

15.1.2	Third Party Patent Rights

Atea has no knowledge of the existence of any patent or patent application owned by or licensed to any Third Party, in which the researching, having researched, developing, having developed, registering, having registered, using, having used, making, having made, importing, having imported, exporting, having exported, marketing, having marketed, distributing, having distributed, selling or having sold Compounds, Products and Companion Diagnostics in the Field and in the Roche Territory would infringe a valid and enforceable claim of such patent or patent application (determined as if such application were to issue with substantially the same scope of claim existing as of the Effective Date).

15.1.3	Ownership of Patent Rights

Atea is the sole and exclusive owner of the Atea Patent Rights. To Atea’s knowledge, no Third Parties have any right, title or interest in or to the Atea Patent Rights. Except for rights granted under this Agreement, the Atea Patent Rights are free and clear of all liens, claims, security interests and other encumbrances of any kind or nature. Atea has not granted any licenses to the Atea Patent Rights to any Third Party for the development and commercialization of Compounds or Products in the Field in the Roche Territory (excluding rights granted to Third Parties performing activities on behalf of Atea), nor has Atea effectuated any prior transfer, sale or assignment of any part of the Atea Patent Rights.

15.1.4	Inventors

Atea warrants that the inventors of the inventions claimed in Atea Patent Rights have transferred to Atea full ownership of the Patent Rights and Know-How licensed to Roche under this Agreement. All of Atea’s employees, officers and consultants performing activities with respect to Compounds and Products have executed agreements requiring assignment to Atea of all inventions made by such individuals during the course of and as a result of their association with Atea.

15.1.5	Grants

To Atea’s knowledge, Atea has the lawful right to grant Roche and its Affiliates the rights and licenses described in this Agreement.

15.1.6	Validity of Patent Rights

Atea has no knowledge of information that could reasonably be deemed to render invalid or unenforceable any claims that are in any of the issued Atea Patent Rights. Atea has no knowledge of any inventorship disputes concerning any Atea Patent Rights.

15.1.7	Ownership and Legitimacy of Know-How

Atea’s Know-How is legitimately in the possession of Atea and to Atea’s knowledge has not been misappropriated from any Third Party. Atea has taken reasonable measures to protect the confidentiality of its Know-How.

15.1.8	No Claims

There are no claims or investigations, pending or, to Atea’s knowledge, threatened against Atea or any of its Affiliates, at law or in equity, or before or by any governmental authority (excluding ordinary course prosecution before a patent authority) relating to the matters contemplated under this Agreement or that would materially adversely affect Atea’s ability to perform its obligations hereunder.

15.2 Mutual Representations and Warranties

15.2.1	Authorization

The execution, delivery and performance of this Agreement by either Party and all instruments and documents to be delivered by either Party, hereunder: (i) are within the corporate power of such Party; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the certificate of formation or limited liability company agreement of such Party; (iv) to the knowledge of such Party, will not violate any law or regulation or any order or decree of any court of governmental instrumentality; (v) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which such Party is a party or by which such Party or any of its property is bound, which violation would have an adverse effect on the financial condition of such Party or on the ability of such Party to perform its obligations hereunder; and (vi) do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority or any other person, which has not been made or obtained previously (other than Regulatory Approvals required for the sale of Products and filings with Regulatory Authorities required in connection with Products).

15.2.2	No Conflict

Neither Party nor any of its Affiliates is or will be under any obligation to any person, contractual or otherwise, that is conflicting with the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder.

15.2.3	Insurance

During the Agreement Term and for a minimum period of [***] years thereafter and for an otherwise longer period as may be required by Applicable Law, each Party will procure and maintain insurance consistent with industry practice or required by Applicable Law, which may be through self-insurance. Such insurance shall insure against liability arising from this Agreement on the part of either party or any of its respective Affiliates, due to injury, disability or death of any person or persons, or property damage arising from activities performed by such Party or its Affiliates in connection with this Agreement. Any insurance proceeds received by a Party in connection with any indemnified claim shall be retained by such Party and shall not reduce any obligation of the other Party under Article 16 with respect to such claim.

15.2.4	Debarment

Each Party represents and warrants that as of the Effective Date it and its Affiliates and its and their respective employees, in each case involved in the development of the Compounds or the Products under this Agreement, are not debarred under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C §1320 a-7b(f)), including the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar federal or state agency or program in the United States or any other country. In the event a Party, any of its Affiliates or an employee of such Party or its Affiliates, in each case involved in development of the Compounds or the Products under this Agreement, receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the above-referenced statutes or any other similar federal or state agency or program in the United States or any other country, such Party shall immediately notify the other Party in writing.

15.2.5	Anti-Bribery and Anti-Corruption Compliance

Each Party represents and warrants to the other Party that it, with respect to the development, manufacture and commercialization of the Compounds or the Products under this Agreement, has complied and will comply with all Applicable Laws governing bribery, money laundering, and other corrupt practices and behavior.

15.3 No Other Representations and Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF PRODUCTS AND FREEDOM FROM INFRINGEMENT OF THIRD PARTY RIGHTS.

16. Indemnification

16.1 Indemnification by Roche

Roche shall indemnify, hold harmless and defend Atea, Atea’s Affiliates and their directors, officers, employees and agents (“Atea Indemnitees”) from and against any and all losses, damages, expenses, costs of defense (including without limitation reasonable attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any other amounts (collectively, “Losses”) resulting from Third Party claims or suits (“Third Party Claims”) arising out of or relating to (a) the breach of the Agreement by Roche, (b) the development, manufacture, commercialization, storage, transportation, handling, formulation or other exploitation of Compounds or Products by or on behalf of Roche in the Roche Territory or pursuant to a Unilateral Study conducted by Roche in the Territory (e.g. product liability claims), or (c) the negligence or willful misconduct of Roche Indemnitees, except, in each case (a), (b) and (c), to the extent such Losses are subject to indemnification by Atea pursuant to Section 16.2.

16.2 Indemnification by Atea

Atea shall indemnify, hold harmless and defend Roche, Roche’s Affiliates and their directors, officers, employees and agents (“Roche Indemnitees”) from and against any and all Losses resulting from Third Party Claims arising out of or relating to (a) the breach of the Agreement by Atea, (b) the development, manufacture, commercialization, storage, transportation, handling, formulation or other exploitation of Compounds or Products by or on behalf of Atea in the Atea Territory or pursuant to a Unilateral Study conducted by Atea in the Territory (e.g. product liability claims), or (c) the negligence or willful misconduct of Atea Indemnitees, except, in each case (a), (b) and (c), to the extent such Losses are subject to indemnification by Roche pursuant to Section 16.1.

16.3 Procedure

In the event of a Third Party Claim against a Party entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the other Party (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto, unless the Indemnified Party otherwise agrees in writing.

17. Liability

17.1 Limitation of Liability

EXCEPT IN THE CASE OF A BREACH OF ARTICLE 18, AND WITHOUT LIMITING THE PARTIES’ OBLIGATIONS UNDER ARTICLE 16, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS, OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER.

18. Obligation Not to Disclose Confidential Information

18.1 Non-Use and Non-Disclosure

During the Agreement Term and for [***] years thereafter, a Receiving Party shall (i) treat Confidential Information provided by Disclosing Party as it would treat its own information of a similar nature, (ii) take all reasonable precautions not to disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, and (iii) not use such Confidential Information other than for fulfilling its obligations under this Agreement.

18.2 Permitted Disclosure

Notwithstanding the obligation of non-use and non-disclosure set forth in Section 18.1, the Parties recognize the need for certain exceptions to this obligation, specifically set forth below, with respect to press releases, patent rights, publications, certain commercial considerations and for the purposes of complying with Applicable Law.

18.3 Press Releases

The Parties may issue a press release announcing the existence and selected key terms of this Agreement, in a form substantially similar to the template attached as Appendix 18.3.

Subject to the first sentence of this Section 18.3, during the Agreement Term, each Party may only issue press releases making reference to the other Party in connection with this Agreement, this Agreement and/or any activities or information related to this Agreement, that in each case either (i) have been approved by the other Party or (ii) are required to be issued as a matter of Applicable Law (including, for clarity, the rules of any securities exchange). Prior to issuing such press release, the issuing Party shall provide the other Party with a copy of a substantially final draft press release at least [***] (or such shorter amount of time to comply with Applicable Law, including the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934, and the rules of any securities regulator, where it was not possible to provide the other Party such draft [***] in advance) prior to its intended publication for the other Party’s review. The non-issuing Party may provide the issuing Party with suggested modification to the draft press release. The issuing Party shall consider the other Party’s suggestions in good faith in issuing its press release.

To ensure communication alignment, responses (if any) to inquiries by media or other Third Parties after issuance of a permitted press release by a Party (solely or jointly with the other Party) shall consist solely of the press release language or shall follow the response guidelines that may be mutually developed by the Parties.

18.4 Publications

During the Agreement Term, the following restrictions shall apply with respect to disclosure by any Party of Confidential Information relating to the Product in any publication or presentation:

a)

Both Parties acknowledge that it is their policy for the studies and results thereof to be registered and published in accordance with their internal guidelines. Each Party, in accordance with its internal policies and procedures, shall have the right to publish all studies, clinical trials and results thereof on the clinical trial registries that are maintained by or on behalf of such Party.

b)

A Party (“Publishing Party”) shall provide the other Party with a copy of any proposed publication or presentation at least [***] days (or at least [***] days in the case of oral presentations) prior to submission for publication so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and if such other Party notifies (“Publishing Notice”) the Publishing Party in writing, within [***] days after receipt of the copy of the proposed publication or presentation (or at least [***] days in the case of oral presentations), that such publication or presentation in its reasonable judgment (i) contains an invention, solely or jointly conceived or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions disclosed therein, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than [***] days from the date of the Publishing Notice. With respect to proposed publications from any Clinical Studies conducted pursuant to the Global Development Plan that are not Atea Ongoing Studies or studies in the Retained Indications, the Parties shall also coordinate and collaborate on such publications. In order to facilitate such coordination and collaboration, the Parties shall strive to develop a joint publication strategy, and discuss and review such proposed publications, through the JOC.

18.5 Commercial Considerations

Nothing in this Agreement shall prevent either Party or its Affiliates from disclosing Confidential Information of the other Party to (i) governmental agencies [***] to secure government approval for the development, manufacture or sale of Product in the Territory, including with respect to Roche as permitted in Section 2.1, (ii) Third Parties acting on behalf of such Party, [***] for the development, manufacture or sale of Product in the Territory, as permitted under this Agreement, (iii) [***] or (iv) Third Parties to the extent reasonably necessary to market the Product in the Territory, as set forth in this Agreement. Each Party may further disclose Confidential Information of the other Party, including the terms of this Agreement, to its actual or potential sublicensees; provided that such sublicensees are subject to obligations of confidentiality and non-use with respect to such Confidential Information that are no less restrictive than the obligations of confidentiality and non-use of any Receiving Party pursuant to this Article 18.

18.6 Complying with Applicable Law or Judicial Process

The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such Confidential Information is required to be disclosed by the Receiving Party to comply with Applicable Law, including the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934, to comply with the rules of any securities regulator, to defend or prosecute litigation or to comply with governmental regulations or any judicial process, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party to the extent permitted under Applicable Law and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure.

19. Term and Termination

19.1 Commencement and Term

This Agreement shall commence upon the Effective Date and continue for the Agreement Term.

19.2 Termination

19.2.1	Termination for Breach

A Party (“Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety or on a country-by-country basis in the event the other Party (“Breaching Party”) is in breach of any of its material obligations under this Agreement. The non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach and the countries in which the Non-Breaching Party intends to have this Agreement terminate. The Breaching Party shall have a period of ninety (90) days after such written notice is provided (“Peremptory Notice Period”) to cure such breach. If the Breaching Party has a dispute as to whether such breach occurred or has been cured, it will so notify the Non-Breaching Party, and the expiration of the Peremptory Notice Period shall be tolled until such dispute is resolved pursuant to Section 21.2. Upon a determination of breach or failure to cure, the Breaching Party may have the remainder of the Peremptory Notice Period to cure such breach. If such breach is not cured within the Peremptory Notice Period, then absent withdrawal of the Non-Breaching Party’s request for termination, this Agreement shall terminate in its entirety or such identified countries effective as of the expiration of the Peremptory Notice Period.

19.2.2	Insolvency

A Party shall have the right to terminate this Agreement, if the other Party experiences an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

19.2.3	Termination by Roche without a Cause

Roche shall have the right to terminate this Agreement at any time as a whole or on a Product-by-Product or country-by-country basis upon either (i) three (3) months prior written notice if such notice is provided before First Commercial Sale of the first Product under this Agreement, provided that at the time when Roche sends the termination notice under this Section 19.2.3(i) the Post-Exposure Prophylaxis study as described in the Global Development Plan in Appendix 1.47 is not ongoing, but if Roche sends its termination notice under this Section 19.2.3(i) during the time when the Post-Exposure Prophylaxis study as described in the Global Development Plan in Appendix 1.47 is ongoing (“ongoing” shall mean, for the purposes of this Section, that the first patient has been dosed and the last patient has not yet been dosed in such study), then the earlier of the end of such study (but not earlier than three (3) months after the time Roche sends the termination notice), or six (6) months after such termination notice is sent; or (ii) nine (9) months prior written notice if such notice is provided on or after the First Commercial Sale of the first Product under this Agreement. The effective date of termination under this Section 19.2.3 shall be the date three (3) months (as adjusted in accordance with subsection (i) above), or nine (9) months, as the case may be, after Roche provides such written notice to Atea.

19.3 Consequences of Termination

19.3.1	Termination by Atea for Breach by Roche or by Roche without a Cause

Upon any termination by Atea for breach by Roche or by Roche without a cause, the rights and licenses granted by Atea to Roche under this Agreement shall terminate in their entirety or on a country-by-country and Product-by-Product basis, as applicable, on the effective date of termination.

If Atea desires to continue development or commercialization of Product(s), Atea shall give a Continuation Election Notice to Roche within [***] days of Atea’s notice of termination for breach by Roche or Atea’s receipt of Roche’s notice of termination without cause. If Roche receives such a timely Continuation Election Notice, and to the extent reasonably requested by Atea:

(a)

After the effective date of termination Roche shall, to the extent Roche has the right to do so, transfer and assign to Atea all regulatory filings and approvals, all final pre-clinical and clinical study reports and clinical study protocols, Product Trademarks and all data, including clinical data, in Roche’s possession or control related to Product(s) in the Roche Territory necessary for Atea to continue to develop and commercialize the Product(s). All data shall be transferred in the form and format in which it is maintained by Roche. Original paper copies shall only be transferred, if legally required. Roche shall not be required to prepare or finalize any new data, reports or information solely for purposes of transfer to Atea. Roche shall use reasonable efforts to secure from any Sublicensee or Third Party or Affiliate performing activities under this Agreement sufficient rights in and to the foregoing items to enable Roche to provide to Atea all of the foregoing items.

(b)

Roche shall assign all clinical trial agreements or other manufacturing or vendor agreements to which Roche is a party related to the Product to the extent legally possible, and to the extent such agreements have not been cancelled and are assignable without Roche paying any consideration or commencing litigation in order to effect an assignment of any such agreement. If Roche cannot assign such agreements it will reasonably cooperate with Atea to enable Atea to negotiate and enter into a separate agreement with the relevant counterparty by, for example, waiving any exclusivity obligations of such counterparty that may prevent Atea from entering into such agreement with such counterparty.

(c)

Roche shall and hereby does grant to Atea, effective as of the effective date of termination, an exclusive license under the Roche Know-How and Roche Patent Rights, including Roche’s interest in the Joint Patent Rights, solely to the extent necessary to allow Atea, its Affiliates or licensees to develop, make, have made, use, sell, offer to sell, import, and export the Product(s) in the Territory, provided that with respect to any Roche Know-How or Roche Patent Right obtained pursuant to an agreement with a Third Party, Atea assumes all of Roche’s obligations (including payment obligations) under such agreement to the extent applicable to such Product(s).

(d)	Roche shall assign or license to Atea the Product Trademarks with respect to the Product(s) in the Roche Territory.

(e)

Atea shall, upon transfer, have the right to disclose and file such filings, approvals and data to (i) governmental agencies of the relevant country(ies) to the extent required or desirable to secure government approval for the development, manufacture or sale of Product(s) in the Roche Territory; (ii) Third Parties acting on behalf of Atea, its Affiliates or licensees, to the extent reasonably necessary solely for the development, manufacture, or sale of Product(s) in the Roche Territory; or (iii) Third Parties to the extent reasonably necessary to market Product(s) in the Roche Territory.

(f)

Roche shall provide reasonable assistance and technical expertise, at Atea’s cost, in a technology transfer from Roche to a Third Party designated by Atea with respect to the manufacturing of the Product(s), including the transfer of chemistry, manufacturing and controls processes with respect thereto.

19.3.2 Termination by Roche for Breach by Atea or for Atea Insolvency

Upon any termination by Roche for breach by Atea or Atea’s Insolvency Event, the rights and licenses granted by one Party to the other Party under this Agreement shall terminate in their entirety or on a country-by-country and a Product-by-Product basis, as applicable, on the effective date of termination.

19.3.3 Direct License

(a)	Irrespective of anything to the contrary in this Agreement, any Compulsory Sublicense shall remain in full force and effect as may be required by Applicable Law, and

(b)

any existing, permitted sublicense granted by Roche under Section 2.2 of this Agreement (and any further sublicenses thereunder) shall, upon the written request of Roche, remain in full force and effect, provided that (i) such Sublicensee is not then in breach of its sublicense agreement (and, in the case of termination by Atea for breach by Roche, that such Sublicensee and any further sublicensees did not cause the breach that gave rise to the termination by Atea); and (ii) and such Sublicensee agrees to be bound to Atea under the terms and conditions of such sublicense agreement. Roche shall remain responsible for and shall ensure that each Sublicensee (including any further permitted sublicensee thereof) complies with the terms and conditions of this Agreement.

19.3.4 Other Obligations

19.3.4.1 Obligations Related to Ongoing Activities

If Atea does not provide a timely Continuation Election Notice, then Roche (a) shall have the right to cancel all ongoing obligations and (b) shall complete all non-cancellable obligations at its own expense, except in each case to the extent inconsistent with protecting patient safety.

If Atea provides such timely Continuation Election Notice, then from the date of notice of termination until the effective date of termination, Roche shall continue activities, including preparatory activities, ongoing as of the date of notice of termination unless otherwise agreed by the Parties, with expenses thereof incurred prior to the effective date of termination to be shared equally (50/50) by the Parties consistent with Section 6.2. Such obligation to continue activities may include without limitation continuing to perform under any then-effective contracts applicable to the development, manufacture or commercialization of Compound or Product until completion all of such relevant activities, unless Atea otherwise agrees in writing or requests in writing, subject to Atea’s obligations to bear any portion thereof or to pay for any supply of Product as set forth in this Agreement. However, Roche shall not be obliged to initiate any new activities not ongoing at the date of notice of termination.

Except in case Roche terminates for Atea’s uncured material breach (Section 19.2.1) or for Atea’s insolvency (Section 19.2.2), Roche shall also be solely responsible for any reasonable cancellation or early termination fees that become due under vendor contracts by reason of such termination, if such contracts are not transferred to Atea as provided in Section 19.3.1(b).

After the effective date of termination, Roche shall have no obligation to perform or complete any activities or to make any payments for performing or completing any activities under this Agreement, except as expressly stated herein.

19.3.4.2 Further Supply; Transfer of Inventory

In the case of termination by Atea according to Section 19.2.1 or 19.2.2 or by Roche under Section 19.2.3, upon the request of Atea, Roche shall transfer all of its existing and available clinical supplies and commercial supplies of Products to Atea at [***]. If a Product is marketed in any country of the Territory on the date of the notice of termination of this Agreement, upon the request of Atea, Roche shall manufacture and supply reasonable amounts of such Product to Atea under a manufacturing transfer and transition plan for a period that shall not exceed [***] months from the effective date of the termination of this Agreement at a price to be agreed by the Parties in good faith, but in no event exceeding (i) [***], or (ii) [***]. Atea shall use Commercially Reasonable Efforts to take over the manufacturing as soon as possible after the effective date of termination.

19.3.4.3 Ancillary Agreements

Unless otherwise agreed by the Parties, the termination of this Agreement shall cause the automatic termination of all ancillary agreements related hereto, including but not limited to the Co-Promotion Agreement(s) or, subject to Section 19.3.4.2, Supply Agreement(s), if any, except to the extent such ancillary agreements are related to or necessary for the Parties’ activities under this Section 19.3, in which case the relevant agreement(s) shall terminate upon completion of the relevant activity(ies).

19.3.4.4 Limitations on Grant-Backs; Transfer Expenses

For purposes of clarity, irrespective of anything to the contrary in this Agreement:

(a)

All transfers and licenses from Roche to Atea (or other obligations of Roche) under Section 19.3 are solely with respect to Product(s) that are not Combination Product(s) or Diagnostic Product(s). Such transfers, licenses and obligations do not extend to other therapeutically active ingredients or products, even if physically mixed, combined or packaged together with a Product, and even if a Product is intended (according to the investigation plan, proposed labeling or actual labeling, as applicable) for use with such other therapeutically active ingredients or products.

(b)

In connection with research studies, clinical trials or other activities associated with the development and commercialization of Products, Roche may have collected (i) personally identifiable information about individual human subjects or (ii) human biological samples (collectively, “PII/Samples”). Legal and contractual restrictions may apply to such PII/Samples. Roche shall have no obligation to transfer such PII/Samples unless necessary for the continued development of the Product, in which case Roche shall not be obliged to transfer any PII/Samples that Roche in good faith believes would be prohibited or would subject Roche to potential liability by reason of Applicable Law, contractual restrictions or insufficient patient consent; provided that Roche shall notify Atea of the basis for such belief and cooperate with Atea to identify potential means to avoid such lability (including, by way of example, seeking new patient consents). If Roche transfers any such PII/Samples, Atea shall use for the sole purpose of developing and commercializing the Product, and Atea shall be responsible for the correct use of the PII/Samples in line with the informed consent forms ([***]).

(c)

Atea shall promptly reimburse Roche for all reasonable out-of-pocket costs and expenses (including FTE Cost charges) incurred by or on behalf of Roche for transfer activities from Roche to Atea under Section 19.3.1 (“Roche Transfer Activities”); however transfer activities corresponding to the return of material remains, data, reports, records, documents, regulatory filings and Regulatory Approvals originally provided by Atea to Roche no less than [***] years from the effective date of termination (“Atea-Originated Transfer Activities”) shall be returned to Atea free of charge. If Atea desires Roche Transfer Activities other than Atea-Originated Transfer Activities, then except as expressly provided above, Atea shall make a payment to Roche of [***] (“Minimum Transfer Payment”). [***] Roche shall be under no obligation to provide Roche Transfer Activities (beyond than Atea-Originated Transfer Activities) prior to receipt of the Minimum Transfer Payment or if the Minimum Transfer Payment is received after the effective date of the termination.

(d)	Unless otherwise agreed to by the Parties, transfer of physical materials that are required under Roche Transfer Activities shall be delivered[***] (Incoterms 2020).

19.3.4.5 Royalty and Payment Obligations

Termination of this Agreement by a Party, for any reason, shall not release either Party from any obligation to pay royalties or make any payments to the other Party that are payable prior to the effective date of termination. Termination of this Agreement by a Party, for any reason, will release each Party from any obligation to pay royalties or make any payments to the other Party that would otherwise become payable on or after the effective date of termination.

19.4 Survival

Article 1 (Definitions, to the extent necessary to interpret this Agreement), Articles 10, 11 and 12 (Payment, Accounting and Reporting, and Taxes, each to the extent payments accrued but remain unpaid at the effective date of termination), Article 13 (Auditing), Section 14.1 (Ownership of Inventions and Collaboration Know-How); Article 16 (Indemnification), Article 17 (Liability), Article 18 (Obligation Not to Disclose Confidential Information), Section 19.3 (Consequences of Termination), Section 19.4 (Survival), Section 21.1 (Governing Law), Section 21.3 (Arbitration), Section 21.4 (Assignment), and Sections 21.6 (Independent Contractor) – 21.13 (Notice) shall survive any expiration or termination of this Agreement for any reason.

20. Bankruptcy

All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by Atea to Roche are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Unless Roche elects to terminate this Agreement, the Parties agree that Roche, as a licensee or sublicensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

21. Miscellaneous

21.1 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of New York, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

Notwithstanding anything to the contrary in this Agreement, issues regarding the scope, construction, validity or enforceability of any Patent Rights shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions have issued the Patent Rights in question.

21.2 Disputes

Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be referred to the Alliance Directors for resolution for a [***] day period before being escalated to the respective executive officers of the Parties designated below or their designees, who shall use reasonable and good faith efforts to resolve the dispute within [***] days after the date such matter is referred to them. The designated executive officers are as follows:

For Atea: CEO

For Roche: VP, Pharma Partnering

21.3 Arbitration

Except for an Excluded Claim, should the Parties fail to agree on a matter pursuant to Section 21.2 within [***] months after a dispute has first arisen, it shall be finally settled by arbitration in accordance with the Rules of American Arbitration Association (AAA) as in force at the time when initiating the arbitration. The tribunal shall consist of three arbitrators. The place of arbitration shall be New York, New York, US. The language to be used shall be English.

21.4	Assignment

Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed, except that either Party shall be free to assign this Agreement, without the prior consent of the non-assigning Party, (a) to an Affiliate of such Party, provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (b) in connection with any merger, consolidation or sale of such Party or sale of all or substantially all of the assets of the Party that relate to this Agreement. Any assignment of this Agreement in contravention of this Section 21.4 is null and void. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto.

21.5 Effects of Change of Control

If there is a Change of Control, then the Party experiencing such Change of Control (“Acquired Party”) shall provide written notice to the other Party (“Non-Acquired Party”) at least [***] days [***] of such Change of Control, subject to any confidentiality obligations of the Acquired Party then in effect [***].

The Change of Control Group in connection with such Change of Control shall agree in writing with the Non-Acquired Party that it will not utilize any of the Non-Acquired Party’s Know-How, Patent Rights, Inventions, or Confidential Information or Joint Know-How, Joint Patent Rights or Joint Inventions (collectively, “Sensitive Information”).

[***] the Non-Acquired Party and the Change of Control Group shall adopt in writing reasonable procedures to prevent the disclosure of Sensitive Information beyond the Acquired Party’s personnel who need to know the Sensitive Information solely for the purpose of fulfilling the Acquired Party’s obligations under this Agreement. In the event that the Change of Control Group is engaged in [***] (a “Competing Program”), then the Acquired Party shall [***] inform the Non-Acquired Party thereof in writing. The Acquired Party shall either [***] or [***]. [***].

21.6 Independent Contractor

No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party’s prior written approval. For all purposes (including U.S. federal and state tax purposes), and notwithstanding any other provision of this Agreement to the contrary, Atea legal relationship to Roche under this Agreement shall be that of independent contractor, and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

21.7 Unenforceable Provisions and Severability

If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties. However the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.

21.8 Waiver

The failure by either Party to require strict performance or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance or observance. The waiver by either Party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.

21.9 Interpretation

Except where the context expressly requires otherwise:

(a)	the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa),

(b)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”,

(c)	the word “will” shall be construed to have the same meaning and effect as the word “shall”,

(d)

any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),

(e)	any reference herein to any Party or Third Party or person shall be construed to include the Party’s or Third Party’s or person’s permitted successors and assigns,

(f)	the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,

(g)

all references herein to Articles, Sections or Appendices shall be construed to refer to Articles, Sections or Appendices of this Agreement, and references to this Agreement include all Appendices hereto,

(h)

references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and

(i)	the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”.

21.10 Entire Understanding

This Agreement contains the entire understanding between the Parties hereto with respect to the within subject matter and supersedes any and all prior agreements, understandings and arrangements, whether written or oral, including the NDA.

21.11 Amendments

No amendments of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

21.12 Invoices

All invoices that are required or permitted hereunder shall be in writing and sent by Atea to Roche at the following address or such other address as Roche may later provide:

F. Hoffmann-La Roche Ltd

Kreditorenbuchhaltung

Grenzacherstrasse 124

4070 Basel

Switzerland

Attn: (name of a Roche contact at time of invoice, e.g. the Alliance Director)

21.13 Notice

All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier, sent by registered or certified mail, postage prepaid, return receipt requested, or sent by electronic mail (if to Atea), addressed as follows:

if to Atea, to:	Atea Pharmaceuticals, Inc. 125 Summer Street Boston, Massachusetts 02110 U.S.A. Attn: General Counsel Email: notices@ateapharma.com
with a copy to:	Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Attn: Judith Hasko
if to Roche, to:	F. Hoffmann-La Roche Ltd [***] Attn: Legal Department

and:	Genentech, Inc. [***] Attn. Corporate Secretary [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

Atea Pharmaceuticals, Inc.

/s/ Jean-Pierre Sommadossi
Name: Jean-Pierre Sommadossi, Ph.D. Title: Chairman & CEO

F. Hoffmann-La Roche Ltd

/s/ Vikas Kabra	/s/ Stefan Arnold
Name: Vikas Kabra Title: Global Head Transaction Excellence	Name: Stefan Arnold Title: Head Legal Pharma

Genentech, Inc.

/s/ Edward Harrington
Name: Edward Harrington Title: CFO, Genentech

Appendix 1.7

Atea Base Patent Rights

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Appendix 1.9

Atea Ongoing Studies

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Appendix 1.47

Global Development Plan

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Appendix 1.66

AT-511

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Appendix 1.97

Second Generation Process

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Appendix 2.3

Co-Promotion Agreement Terms

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Appendix 3

Permitted Third Party Subcontractors

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Appendix 8.1.3

Technology Transfer Plan

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Appendix 8.2

Supply Agreement Terms

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Appendix 8.3.3

Success criteria for manufacturing and release specifications for the

Second Generation Process

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Appendix 18.3

Form of Press Release

Atea Form of Press Release

Atea Pharmaceuticals Announces Strategic Collaboration with Roche to Develop and Distribute AT-527 for Patients with COVID-19

Roche Obtains Exclusive Right to Develop and Distribute AT-527 Outside the United States

BOSTON, Mass., October 22, 2020 – Atea Pharmaceuticals, Inc., a clinical stage biopharmaceutical company focused on discovering, developing and commercializing antiviral therapeutics to improve the lives of patients suffering from life-threatening viral infections, today announces that the company has entered into an agreement with Roche (SIX: RO, ROG; OTCQX: RHHBY) for the exclusive rights to research, develop and distribute AT-527 as an oral antiviral treatment for COVID-19 in territories outside of the United States. Under the terms of the agreement, Atea will receive an upfront payment of $350 million in cash from Roche with the potential for future milestone payments and royalties.

“Roche shares our passion for delivering innovative new medicines to address great unmet medical needs. The COVID-19 pandemic has highlighted the urgent need for a novel, oral antiviral to treat this highly infectious and often deadly virus,” said Jean-Pierre Sommadossi, Ph.D., Chief Executive Officer and Founder of Atea Pharmaceuticals. “This collaboration with Roche enhances Atea’s efforts and underscores the potential for AT-527 to effectively address the COVID-19 crisis on a global scale. AT-527 is expected to be ideally suited to combat COVID-19 as it inhibits viral replication by interfering with viral RNA polymerase, a key component in the replication machinery of RNA viruses. Importantly, the manufacturing process for our small molecule direct-acting antiviral allows us to produce AT-527 quickly and at scale.”

“The ongoing complexities of COVID-19 require multiple lines of defence. By joining forces with Atea, we hope to offer an additional treatment option for hospitalised and non-hospitalised COVID-19 patients, and provide important relief for hospital infrastructures during a global pandemic.” said Bill Anderson, Chief Executive Officer of Roche Pharmaceuticals. “In jointly developing and manufacturing AT-527 at scale, we seek to make this treatment option available to as many people around the world as we possibly can.”

About AT-527

AT-527 is an orally administered, direct-acting antiviral agent derived from Atea’s purine nucleotide prodrug platform. At-527 is currently under evaluation as a treatment for patients with COVID-19. AT-527 is designed to inhibit viral replication by interfering with viral RNA polymerase, a key component in the replication machinery of RNA viruses, such as positive single-stranded human flaviviruses and human coronaviruses. AT-527 is currently in a global Phase 2 clinical study for hospitalized patients with moderate COVID-19 and has plans to initiate a global, registrational Phase 3 clinical trial in outpatients in the first half of 2021. Additionally, Atea is planning to study in a Phase 3 clinical trial the use of AT-527 in the post-exposure prophylaxis setting.

Advisors

Evercore served as exclusive financial advisor to Atea in connection with this transaction.

About Atea Pharmaceuticals

Atea Pharmaceuticals is a clinical stage biopharmaceutical company engaged in discovering and developing therapies to address the unmet medical needs of patients with severe viral diseases. Our lead programs are focused on the development of orally- administered direct acting antivirals for the treatment of patients with COVID-19 in the hospital and community settings, the treatment of patients with chronic hepatitis C infection, the treatment of patients with dengue, and the treatment of high-risk patients with severe respiratory syncytial virus infection. Our medicinal chemistry, virology, and pharmacology expertise, bolstered by our collective experience in drug development, enables us to pioneer new advancements in antiviral science. Leveraging the power of our purine nucleotide prodrug platform, our goal is to rapidly advance novel drug candidates with optimal therapeutic profiles for RNA virus targets. Founded by its Chairman and Chief Executive Officer, Jean-Pierre Sommadossi, PhD, Atea began operations in 2014 and is headquartered in Boston, MA. For more information about Atea and our pipeline of product candidates please visit our company website at www.ateapharma.com.

Contacts

Investors:

Will O’Connor

Stern Investor Relations

212-362-1200

will.oconnor@sternir.com

Media:

Carol Guaccero

301-606-4722

contactus@ateapharma.com

Roche Form of Press Release

Roche announces collaboration with Atea Pharmaceuticals to develop a potential oral treatment for COVID-19 patients

•	Roche and Atea partner to jointly develop AT-527, an orally administered direct-acting antiviral (DAA) currently in Phase 2 clinical trials

•

AT-527 has the potential to be the first novel oral antiviral to treat COVID-19 patients outside the hospital setting as well as in the hospital and may also be used in post-exposure prophylactic settings

•	Oral, small-molecule DAAs for COVID-19 patients allow for large-scale manufacturing and facilitate broad patient access

•	If approved, Atea will distribute AT-527 in the United States and Roche will be responsible for global manufacturing and distribution outside the United States

Basel, xx October 2020—Roche (SIX: RO, ROG; OTCQX: RHHBY) and Atea Pharmaceuticals, Inc. announced today that they are joining forces in the fight against COVID-19 to develop, manufacture and distribute AT-527, Atea’s investigational oral direct-acting antiviral, to people around the globe. AT-527 acts by blocking the viral RNA polymerase enzyme needed for viral replication, and is currently being studied in a Phase 2 clinical trial for hospitalised patients with moderate COVID-19. A Phase 3 clinical trial, expected to start in Q1 2021, will explore the potential use in patients outside of the hospital setting. In addition, AT-527 may be developed for post-exposure prophylactic settings.

AT-527, while being a potential oral treatment option for hospitalised patients, also holds the potential to be the first oral treatment option for COVID-19 patients that are not hospitalised. Additionally, the manufacturing process of small-molecule DAAs allows the ability to produce large quantities of a much needed treatment. If successful, AT-527 could help treat patients early, reduce the progression of the infection, and contribute to decreasing the overall burden on health systems.

The collaboration aims to accelerate the clinical development and manufacturing of AT-527, to investigate its safety and efficacy, and to provide this potential treatment option to patients around the world as quickly as possible. If AT-527 proves safe and effective in clinical trials and regulatory approvals are granted, Atea will be responsible for distributing this treatment option in the U.S, with the option to request Genentech’s support, and Roche will be responsible for distribution outside the United States.

“The ongoing complexities of COVID-19 require multiple lines of defence. By joining forces with Atea, we hope to offer an additional treatment option for hospitalised and non-hospitalised COVID-19 patients, and to ease the burden on hospitals during a global pandemic.” said Bill Anderson, Chief Executive Officer of Roche Pharmaceuticals. “In jointly developing and manufacturing AT-527 at scale, we seek to make this treatment option available to as many people around the world as we possibly can.”

“Roche shares our passion for delivering innovative new medicines to address great unmet medical needs. The COVID-19 pandemic has highlighted the urgent need for a novel, oral antiviral to treat this highly infectious and often deadly virus,” said Jean-Pierre Sommadossi, Ph.D., Chief Executive Officer and Founder of Atea Pharmaceuticals. “AT-527 is expected to be ideally suited to combat COVID-19 as it inhibits viral replication by interfering with viral RNA polymerase, a key component in the replication machinery of RNA viruses. Importantly, the manufacturing process for our small molecule direct-acting antiviral allows us to produce AT-527 quickly and at scale.”

About AT-527

AT-527 is an investigational, oral, purine nucleotide prodrug, which has demonstrated in vitro and in vivo antiviral activity against several enveloped single-stranded RNA viruses, including human flaviviruses and coronaviruses. This highly selective purine nucleotide prodrug was designed to uniquely inhibit viral RNA dependent RNA polymerase, an enzyme that is essential for the replication of RNA viruses. Antiviral activity and safety of AT-527 has been demonstrated in Phase 2 clinical studies of hepatitis C patients, and in preclinical in-vitro assays with SARS-CoV2 virus. AT-527 is not yet licensed or approved for any indication in the United States or any other country.

About Roche’s response to the COVID-19 pandemic

As a leading healthcare company we are doing all we can to support countries in minimising the impact of COVID-19. We have developed a growing number of diagnostic solutions that help to detect and diagnose the infection in patients, as well as providing digital support to healthcare systems, and we continue to identify, develop and support potential therapies which can play a role in treating the disease.

We understand the impact of COVID-19 goes beyond those who contract it, which is why we are working with healthcare providers, laboratories, authorities and organisations to help make sure that patients continue to receive the tests, treatment and care they need during these challenging times. As we learn from the pandemic, we are partnering with governments and others to make healthcare stronger and more sustainable in the future.

Our diagnostics solutions:

Reliable, high-quality testing is essential to help healthcare systems overcome this pandemic. Our portfolio includes:

•	a high-volume molecular test to detect SARS-CoV-2, the virus that causes COVID-19, (FDA Emergency Use Authorisation (EUA) and available in countries accepting the CE Mark)

•	a SARS-CoV-2 laboratory-based antibody test, aimed at detecting the presence of antibodies in the blood targeting the nucleocapsid (FDA EUA and CE Mark)

•	an IL-6 test to assist in identifying severe inflammatory response in patients with confirmed COVID-19 (FDA EUA and CE Mark)

•	Roche v-TAC, which could help simplify the screening, diagnosis and monitoring of patients with respiratory compromise in the current COVID-19 pandemic

•	a SARS-CoV-2 rapid antibody test to help determine at the point of care whether a person has been exposed to the virus (CE Mark)

•	a rapid antigen test to support in the detection of SARS-CoV-2 at the point of care within 15 minutes (CE Mark)

•	a high-volume molecular test to simultaneously detect and differentiate between SARS-CoV-2 and influenza A/B, as the symptoms are similar for both (FDA EUA and CE Mark)

•	a second SARS-CoV-2 antibody test, aimed at measuring the spike protein to support vaccination development and complement our existing portfolio

•	a point-of-care molecular PCR test that simultaneously detects and differentiates between SARS-CoV-2 and influenza A/B infections to support urgent triage and diagnosis (FDA EUA and CE Mark)

Our research into therapies:

Roche is committed to improving the treatment of COVID-19. We are actively involved in understanding the potential of our existing portfolio and are exploring the potential of our investigational molecules.

In August, we announced a partnership with Regeneron to develop, manufacture, and increase global supply of their investigational antibody combination for COVID-19 if it proves safe and effective in clinical trials and regulatory approvals are granted.

At the beginning of the pandemic, on 19 March, we announced the initiation of COVACTA— a global Phase III randomised, double-blind, placebo-controlled clinical trial to evaluate the safety and efficacy of intravenous Actemra©/RoActemra© (tocilizumab) plus standard of care in hospitalised adult patients with severe COVID-19 pneumonia compared to placebo plus standard of care. On 29 July we announced that COVACTA did not meet its primary endpoint of improved clinical status in patients with COVID-19 associated pneumonia or the key secondary endpoint of reduced mortality.

Separately, we have studied Actemra©/RoActemra© in the EMPACTA study in COVID-19 associated hospitalised pneumonia in patients that are often underrepresented in clinical trials. On 18 September we announced that the phase III EMPACTA study showed Actemra/RoActemra plus standard of care reduced the likelihood of progression to mechanical ventilation or death in hospitalised patients with COVID-19 associated pneumonia compared to placebo plus standard of care. However, there was no statistical difference in mortality between patients who received Actemra/RoActemra or placebo

Actemra©/RoActemra© is also being studied in combination with the investigational antiviral remdesivir in hospitalised patients with severe COVID-19 pneumonia in the REMDACTA trial in partnership with Gilead, announced 28 May. Actemra©/RoActemra© is not approved by any health authority for use in COVID-19 pneumonia. Roche has further initiated an internal early research programme focused on the development of medicines for COVID-19 and is engaged in multiple research collaborations.

In these exceptional times, Roche stands together with governments, healthcare providers and all those working to overcome the pandemic.

About Roche

Roche is a global pioneer in pharmaceuticals and diagnostics focused on advancing science to improve people’s lives. The combined strengths of pharmaceuticals and diagnostics under one roof have made Roche the leader in personalised healthcare – a strategy that aims to fit the right treatment to each patient in the best way possible.

Roche is the world’s largest biotech company, with truly differentiated medicines in oncology, immunology, infectious diseases, ophthalmology and diseases of the central nervous system. Roche is also the world leader in in vitro diagnostics and tissue-based cancer diagnostics, and a frontrunner in diabetes management.

Founded in 1896, Roche continues to search for better ways to prevent, diagnose and treat diseases and make a sustainable contribution to society. The company also aims to improve patient access to medical innovations by working with all relevant stakeholders. More than thirty medicines developed by Roche are included in the World Health Organization Model Lists of Essential Medicines, among them life-saving antibiotics, antimalarials and cancer medicines. Moreover, for the eleventh consecutive year, Roche has been recognised as one of the most sustainable companies in the Pharmaceuticals Industry by the Dow Jones Sustainability Indices (DJSI).

The Roche Group, headquartered in Basel, Switzerland, is active in over 100 countries and in 2019 employed about 98,000 people worldwide. In 2019, Roche invested CHF 11.7 billion in R&D and posted sales of CHF 61.5 billion. Genentech, in the United States, is a wholly owned member of the Roche Group. Roche is the majority shareholder in Chugai Pharmaceutical, Japan. For more information, please visit www.roche.com.

All trademarks used or mentioned in this release are protected by law.

Roche Group Media Relations

Phone: +41 61 688 8888 / e-mail: media.relations@roche.com

Dr. Nicolas Dunant Phone: +41 61 687 05 17	Patrick Barth Phone: +41 61 688 44 86

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Roche Investor Relations

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Investor Relations North America

Loren Kalm Phone: +1 650 225 3217 e-mail: kalm.loren@gene.com	Dr. Lisa Tuomi Phone: +1 650 467 8737 e-mail: tuomi.lisa@gene.com